Dated 26 June 2006

Share purchase agreement

between

(1) Colin Richard Pegrum and Others

and

(2) Coda Octopus (UK) Holdings Limited

and

(3) Coda Octopus Group, Inc (Guarantor)

Contents

Clause
1.	Interpretation	6
2.	Sale and purchase and waiver of pre-emption rights	11
3.	Purchase price	12
4.	adjustment of Cash consideration	13
5.	Completion	16
6.	Warranties	17
7.	Limitations on claims	17
8.	Leasehold Property	17
9.	Service Agreements	18
10.	Tax covenant	18
11.	Indemnities	18
12.	Restrictions on Sellers	18
13.	Confidentiality and announcements	20
14.	Further assurance	22
15.	Assignment	22
16.	Whole agreement	22
17.	Variation and waiver	23
18.	Costs	23
19.	Notice	23
20.	Severance	25
21.	Agreement survives completion	25
22.	Third party rights	25
24.	Counterparts	25
25.	Language	25
26.	Governing law and jurisdiction	26

Schedules
1.	NUMBER OF SALE SHARES FOR EACH SHAREHOLDER AND WARRANTOR

Part 1:	Particulars of sellers and number of Sale Shares	27
Part 2:	Particulars of Company	29

2.	Deferred Coda Consideration Shares & Contingent Consideration Payments

Part 1.	Deferred Coda Consideration Shares	31
Part 2.	Contingent Consideration payments	37

3.	Completion	46

Part 1:	What the Sellers shall deliver to the Buyer at Completion	46

Part 2:	Matters for the board meetings at Completion	47

4. Warranties		49

1.	GENERAL WARRANTIES

1.	Power to sell the company	49
2.	Shares in the company	49
3.	Constitutional and corporate documents	50
4.	Information	50
6.	Licences and consents	50
7.	Insurance	51
8.	Power of attorney	51
9.	Disputes and investigations	51
10.	Defective products and services	52
11.	Customers and suppliers	52
12.	Competition	53
13.	Contracts	53
14.	Transactions with sellers	54
15.	Finance and guarantees	55
16.	Insolvency	56
17.	Assets	57
18.	Condition of plant and equipment and stock in trade	58
19.	Environment and health and safety	58
20.	Intellectual property	59
21.	Information technology	61
22.	Data protection	62
23.	Employment	63
24.	Property	65
25.	Accounts	66
26.	Financial and other records	67
27.	Changes since accounts date	67
28.	Effect of sale on sale shares	68
29.	Retirement benefits	69
2	TAX WARRANTIES

1.	General	69
2.	Chargeable gains	71
3.	Capital allowances	71
4.	Distributions	71
5.	Loan relationships	71
6.	Close companies	72
9.	Company residence and overseas interests	72
10.	Anti-avoidance	72
11.	Inheritance tax	72
12.	VAT	73
13.	Stamp duty and stamp duty land tax	73

5. Tax Covenant		74
1.	Interpretation	74
2.	Covenant	77
3.	Payment date and interest	78
4.	Exclusions	79
5.	Savings	81
6.	Recovery from third parties	81
7.	Corporation tax returns	82
8.	Conduct of tax claims	83
9.	Grossing up	85
10.	Costs and expenses	85

6. Intellectual Property Rights		86

Part 1.	Registered intellectual property rights	86

Part 2.	Material unregistered intellectual property rights	86

Part 3.	Intellectual property rights licensed from third parties	86

Part 4.	Intellectual property rights licensed to third parties	86

7. Information Technology		86

Part 1.	Particulars of IT system	86

Part 2.	Particulars of IT contracts	86

8. Apportionment of Purchase Price		88

9. Limitation of Warrantors' Liability		89

THIS AGREEMENT is dated the 26 day of June 2006

Parties

(1)	The several persons whose details are set out in Part 1 of Schedule 1 (“the Sellers”).

(2)	Coda Octopus (UK) Holdings Limited incorporated and registered in England and Wales with company number 5834897 whose registered office is at Castle Farm, Deddington OX15 OTP (the “Buyer”).

(3)	Coda Octopus Group, Inc a Delaware corporation which has its headquarters at 245 Park Avenue, 39th Floor, New York, NY 10167 as guarantor and indemnifier (the “Guarantor”).

Background

(A)
Martech Systems (Weymouth) Limited is a private company limited by shares having an authorised capital of £12,000,000 divided into 12,000,000 shares of £1 each of which 15,000 have been issued as fully paid. Further particulars of the class of shares within the authorised share capital of the Company are set out in Part 2 of Schedule 1 (Particulars of Company).

(B)
The Sellers are the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares set out opposite their respective names in Part 1 of  Schedule 1 (Particulars of Sellers) comprising in aggregate the whole of the issued share capital of the Company.

(C)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares being the entire issued share capital of the Company subject to the terms and conditions of this Agreement.

(D)
The Guarantor is the parent company of the Buyer and has become a party to this Agreement solely for the limited purpose of entering into the guarantee and indemnity obligations set out in clause 13 and 14.

Agreed terms

1.	Interpretation

1.1.	The definitions and rules of interpretation in this clause apply in this Agreement.

Accounts: the audited financial statements of the Company ended on the Accounts Date, including the balance sheet, profit and loss account together with the notes thereon.

Accounts Date: 31 October 2005.

Business: the business activities of the Company which encompasses services for the design and manufacture, installation and other support services of engineering solutions by utilising the application of electronic, software and mechanical expertise and skills entailing small-batch manufacture of primarily electronic equipment and sub-assemblies and which is developed on a bespoke basis and whose client base is mainly in the commercial and government sectors, including defence, security, nuclear and medical/pharmaceutical industries.

Business Day: a day other than a Saturday, Sunday or public holiday when the banks in the City of London are open for business.

Buyer’s Account: such account as the Buyer may notify from time to time.

Buyer’s Auditors: Blick Rothenburg, 12 York Gate Regent’s Park, London, NW1 4QS.

CAA 2001: the Capital Allowances Act 2001.

Cash Consideration: has the meaning set out in clause 3.1(a) of this Agreement.

Claim: a Tax Claim or a Warranty Claim.

Company: Martech Systems (Weymouth) Limited, a company incorporated and registered in England and Wales with company number 2300406 whose registered office is at 14 Albany Road, Granby Industrial Estate, Weymouth, Dorset DT4 9TH further details of which are set out in Part 2 of Schedule 1 (Particulars of Company).

Companies Acts: the Companies Act 1985 and the Companies Act 1989.

Completion Accounts: the accounts of the Company from the Accounts Date to the Completion Date and including the balance sheet and profit and loss account together with the notes thereon prepared in accordance with the provisions set forth in clause 4.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this Agreement.

Completion Date: the date of this Agreement.

Connected: in relation to a person, has the meaning contained in section 839 of the ICTA 1988.

Contingent Consideration Payments: are the payments (comprising Loan Notes and the Contingent Consideration Shares) provided for in clause 3.1.(d) to be made by the Buyer to the Sellers in the proportion set out in the Schedule 9 (Apportionment of Purchase Price) as part of the Purchase Price provided always to the conditions precedent defined in Part 2 of Schedule 2 (Contingent Consideration Payments) being satisfied by the Company.

Contingent Consideration Shares that part of the Purchase Price specified in clause 3.1 (d) of this Agreement which becomes due to be satisfied by way of allotment of unregistered shares of common stock having a par value of US$0.001 each in the capital of the Issuer to be allotted and issued to the Sellers’ in accordance with the provisions set forth in clause 3 and Part 2 of Schedule 2.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Deferred Consideration: has the meaning set out in clause 3.1 (b) (Purchase Price) and which is payable to each of the Sellers in the proportions set out in the Schedule 8 (Apportionment of Purchase Price Schedule).

Deferred Coda Consideration Shares: that part of the Purchase Price specified in clause 3.1 (c) (Purchase Price) of this Agreement which becomes due to be satisfied by way of allotment of the relevant number of unregistered shares of common stock having a par value of US$0.001 each in the capital of the Issuer and having a market value of £150,000 provided that the conditions set out in Part 1 of Schedule 2 are satisfied.

Director: each person who is a director or shadow director of the Company, the names of whom are set out in Part 2 of Schedule 1 (Particulars of the Company).

Disclosed: fairly disclosed in such manner and with sufficient detail to enable a reasonable buyer to identify the nature and scope of the matter disclosed.

Disclosure Letter: the letter from the Sellers to Buyer of the same date as this Agreement and described as the disclosure letter, including the bundle of documents attached to it (Disclosure Bundle).

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

Event: has the meaning given in Schedule 5 (Tax covenant).

Executive Directors: mean the persons named in Part 1b of Schedule 1 (Particulars of Sellers) and who are to enter into new service agreement with the Company.

Financial Year: means the financial period of the Company commencing on the 1st November and ending on the 31 October unless the context requires otherwise.
FSMA: the Financial Services and Markets Act 2000.

Group: in relation to a company (wherever incorporated) that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a group is a member of the group.

Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHTA 1984: the Inheritance Tax Act 1984.

Issuer: The corporation in whose capital the Deferred Coda Consideration Shares and the Contingent Consideration Shares are to be issued and which is Coda Octopus Group Inc, a Delaware Corporation, having its headquarters at 245 Park Avenue, 39th Floor, New York, NY 10167.

Intellectual Property Rights: has the meaning given in paragraph 19.1 of Part 2.1 of Schedule 4 (Warranties).

Lease: the underlease dated 16 September 1999 between (1) David Jones (2) the Company and (3) the Surety defined in the said Lease and which is produced in the agreed form.

Leasehold Property: the Leasehold Property at 14 Albany Road (Plot 33), Granby Industrial Estate, Weymouth, Dorset, the details of which are fully described in the Lease which is produced in the agreed form.

Loan Noteholder: has the meaning set out in the Loan Note Instrument.

Loan Note Instrument: the instrument constituting the loan notes in the agreed form.

Loan Notes: comprising the Initial Loan Notes and the Deferred Loan Notes (as is defined in the Loan Note Instrument) in the agreed form constituted and subject to the terms of the Loan Note Instrument.

Management Accounts: the unaudited balance sheet and the unaudited profit and loss account of the Company (including any notes thereon) for the period of since the Accounts Date up to the Management Accounts Date.

Management Accounts Date: 16 June 2006

New Insurance Policies: means the insurance policies with a reputable insurer to cover product liability and professional indemnity liability in accordance with the provisions set forth in clause 11.

New Lease: means the grant of the lease for the Leasehold Property in the agreed form.

Non-Warrantors: means Mrs Elizabeth Short, Mrs. Janice Brookes and Mrs. Jennifer Pegrum.

Pension Scheme: the Scottish Widows executive pension plan established with effect from 28 July 1998 and which is approved under Chapter I of Part XIV of ICTA 1988 and the Martech Stakeholder Pension Plan with legal and general.

Previously-owned Land and Buildings: has the meaning given in paragraph 23.1 of Part 2.1 of Schedule 4 (Warranties).

Purchase Price: the purchase price for the Sale Shares to be paid by the Buyer to the Sellers in accordance with clause 3 (Purchase price).

Sale Shares: the entire issued share capital in the Company being 15,000 Ordinary Shares comprising 2,500 “A” Ordinary Shares, 2,500 ”B” Ordinary Shares, 2,500 “C” Ordinary Shares, 2,500 “D” Ordinary Shares, 2,500 “E” Ordinary Shares, 2,500 “F” Ordinary Shares of £1 each in the Company, all of which have been issued and are fully paid

Sellers’ Accountants: Coyne, Butterworth & Chalmers, Lupins Business Centre, 1-3 Greenhill, Weymouth, Dorset. DT4 7SP

Sellers’ Solicitors: Stuart Hodge Corporate Lawyers, 3 Temple Row West, Birmingham, B2 5NY.

Sellers’ Solicitors Account: Stuart Hodge Corporate Lawyers Client Account with Barclays Bank plc, Sort Code 20-23-55, Account Number 20972215.

Service Agreements: the agreements between the Company and each of the Executive Directors in the agreed form.

Subsidiary: in relation to a company wherever incorporated (a holding company) means a "subsidiary" as defined in section 736 of the Companies Act 1985 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company. Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time.

“Surrender” is the surrender of the Lease Property on the Completion Date in substantially the same form as is set forth Schedule 14 (Deed of Surrender)

Tax or Taxation: has the meaning given in Schedule 5 (Tax covenant).

Tax Covenant: the tax covenant as set out in Schedule 5 (Tax covenant).

Tax Claim: has the meaning given in Schedule 5 (Tax covenant).

Taxation Authority: has the meaning given in Schedule 5 (Tax covenant).

Taxation Statute: has the meaning given in Schedule 5 (Tax covenant).

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this Agreement or any part of that transaction.

UK GAAP: generally accepted accounting principles in the UK

UITF: Urgent Issues Task Force 40

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties in clause 6 (Warranties) and Schedule 4 (Warranties).

Warrantors: those persons whose names are set out in Part 1b of Schedule 1.

1.2	Clause and schedule headings do not affect the interpretation of this Agreement.

1.3	A person includes a corporate or unincorporated body.

1.4	Words in the singular include the plural and in the plural include the singular.

1.5	A reference to one gender includes a reference to the other gender.

1.6
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it except to the extent that any legislation or subordinate legislation made or enacted after the date of this Agreement would create or increase a liability of either party under this Agreement.

1.7	Writing or written includes faxes but not e-mail.

1.8	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9	References to clauses and schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.10
Unless otherwise expressly provided, the obligations and liabilities of the Sellers and Warrantors under this Agreement are joint and several save that any liability of the Warrantors shall be in accordance with the limitations set out in Schedule 12 (Limitations on Warrantors’ Liability).

1.11	Reference to this Agreement includes this Agreement as amended or varied in accordance with its terms.

2.	Sale and purchase and waiver of pre-emption rights

2.1
On the terms of this Agreement, the Sellers shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement.

2.2
Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on him under the articles of association of the Company or otherwise and shall procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this Agreement.

2.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	Purchase price

3.1	The Purchase Price shall comprise the amounts stated in this clause 3.1 and is:

(a)	Six Hundred and Seventy Five Thousand (675,000) Pounds Sterling (Cash Consideration) payable in cash on Completion subject to the adjustment provisions set out in this Agreement;

(b)
Two Hundred Thousand (200,000) Pounds Sterling (Deferred Cash Consideration) payable on the first anniversary of Completion by the issue of Loan Notes and to which the Guarantee provisions set forth in clause 13 apply;

(c)	the issue of the Deferred Coda Consideration Shares provided that the conditions precedent defined in Part 1 of Schedule 2 are met; and

(d)	the payment of the Contingent Consideration Payments provided that the conditions precedent defined in Part 2 of Schedule 2 are met and to which the Guarantee provisions set forth in clause 13 apply.

3.2	The payments specified in paragraph (a) through to (d) are to be satisfied as follows:

(a)
The Six Hundred and Seventy Five Thousand (675,000) Pounds Sterling is to be paid on Completion in cleared funds to the Sellers’ Solicitors but subject to the adjustment provisions set forth in clause 4;

(b)
The Deferred Cash Consideration is to be paid on the first anniversary of the Completion Date in cleared funds to Sellers’ Solicitors’ Account and for which the Initial Loan Notes are to be issued in accordance with the provisions set forth in the Loan Note Instrument and the obligations of the Buyer in this regard are subject to the Guarantee provisions set forth in clause 13.

(c)	The Deferred Coda Consideration Shares are to be allotted and issued in accordance with the provisions set out in Part 1 of Schedule 2 subject to the conditions precedent being met

(d)
The Contingent Consideration Payments shall be satisfied by the Deferred Loan Notes which shall be issued in accordance with the provisions set forth in the Loan Note Instrument) and the Contingent Consideration Shares in accordance with the provisions set out in Part 2 of Schedule 2 subject to the conditions precedent being met and the obligations of the Buyer in this regard are subject to the Guarantee provisions set forth in clause 13.

3.3
The Cash Consideration is agreed between the parties on the assumption that the Net Assets of the Company (as defined in clause 4) are not less than £333,000 at the Completion Date and the parties agree to review and if necessary adjust the amount of the Cash Consideration on a pound-for- pound basis and pay any adjustment as provided in this clause 3 and clause 4.

3.4	In the event that:

(a)
the Net Assets are an amount greater than £333,000 then subject to the provisions set out in clause 4, an upward adjustment of the Cash Consideration on a pound-for-pound basis in favour of the Sellers shall be made (“Increase Cash Consideration”) and the Increase Cash Consideration calculated in accordance with the provisions set out in clause 4 shall be paid to the Sellers;

(b)
the Net Assets are an amount less than £333,000 then subject to provisions set out in clause 4 a downward adjustment of the Cash Consideration on a pound-for-pound basis in favour of the Buyer shall be made (“Decrease Cash Consideration”) and the Decrease Cash Consideration calculated in accordance with clause 4 shall paid to the Buyer.

3.5	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer:

(a)	for a breach of any Warranty; or

(b)	under the adjustment provisions in clause 3 and 4; or

(c)	under the Tax Covenant.

4.	adjustment of CASH consideration

4.1
For this purpose "Net Assets" means all assets - (excluding any items representing goodwill or any other intangible assets with the exception of debtors and work-in-progress) less liabilities of the Company as at Completion Date ascertained in accordance with the following provisions of this clause 4.

4.2
The Net Assets shall be ascertained from the Completion Accounts. The Completion Accounts and a statement of Net Assets shall be prepared by the Sellers Accountants and delivered to the Buyer with a copy to the Buyer’s Auditors within twenty (20) Business Days of Completion on the following bases:

(a)	a provision shall be made in the Completion Accounts to cover corporation tax of the Company since the last Accounts Date;

(b)	in accordance with UITF 40 the debtors figure on Completion will recognise work-in-progress;

(c)	all credit card transactions and liabilities relating to same up to and including Completion Date;

(d)	including 50% of the actual cost of the premiums under the New Insurance Policies for the 12 month following Completion (up to an aggregate of £15,500);

(e)
including FRS 21 for any related matters to the extent that they are brought before the parties within 60 Business Days, inclusive, following Completion (but no such matters shall be taken into account in the computation of Net Assets where such FRS21 related matters are brought to the attention of the Parties after 60 Business Days of Completion);

(f)	under the historical cost convention and on bases consistent with those accounting policies and principles in preparing the Accounts ; and

(g)	subject to the foregoing applying the accounting policies and principles adopted by the Company in its most recent audited Accounts and in accordance with UK GAAP.

4.3
The Buyer bears no responsibility for the costs incurred by the Sellers (including the costs of the Sellers’ Accountants) in preparing the Completion Accounts and the Sellers bear no responsibility for the costs of the Buyer or any member of the Buyer’s Group including the costs of the Buyer’s Auditors in reviewing or agreeing the Completion Accounts.

4.4
Within 14 Business Days of delivery of the documents referred to in 4.2 the Buyer shall notify the Sellers in writing of any item or items they wish to dispute. In the event that the Buyer does not dispute the Completion Accounts and Statement of the Net Assets by such time, they will be deemed to be agreed except that the Buyer has no obligation to agree FRS21 related matters until 65 days following Completion.

4.5
Subject to clause 4.7, if the amount of the Net Assets is not agreed in writing between the Sellers and the Buyer within 30 Business Days of delivery of the Completion Accounts and Statement of Net Assets, the item or items in dispute shall be determined by:

(a)	such firm of chartered accountants as the parties may agree in writing;

or

(b)
failing agreement on the identity of the firm of chartered accountants within a further 5 Business Days from the expiry of the period of 20 Business Days referred to above, such firm of chartered accountants as may be appointed for this purpose on the application of any party to this Agreement by the President for the time being of the Institute of Chartered Accountants in England and Wales.

4.6
The parties bearing in mind the delay that may ensue from utilising the dispute mechanism provided for in clause 4.5 and also the costs implications of same, shall have an overriding obligation prior to appointing accountants provided for under clause 4.5 to attempt, in good faith, to resolve their differences and agree the item or items relating to the Completion Accounts in dispute.

4.7	The accountant appointed under 4.6 above (the "Accountants") shall act on the following basis:

(a)	the Accountants shall act as experts and not as arbitrators;

(b)
their terms of reference shall be to determine an amount which in their opinion represents the item or items in dispute, as notified to them in writing by either the joint Sellers or the Buyer within 20 Business Days of their appointment;

(c)
the Sellers and the Buyer shall each provide (or procure that relevant third parties provide) the Accountants with all information and/or access to documents and all other necessary assistance which they reasonably require and the Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of the Company;

(d)	the determination of the Accountants shall (in the absence of manifest error) be conclusive including upon the PCAOB registered accountants appointed for the purposes stated in clause 4.9;

(e)	the Accountants' costs shall be borne equally as between the Seller on the one hand and the Buyer on the other hand; and

(f)	the Accountants shall give written reasons for their decision.

4.8
The amount of any Increase Cash Consideration or Decrease Cash Consideration shall be payable by the party from whom it is due within five (5) Business Days of the Completion Accounts being agreed or determined in accordance with this clause 4 by the parties. Any Increase Cash Consideration shall be paid to the Sellers’ Solicitors’ Account in cleared funds. Any Decrease Cash Consideration shall be paid to the Buyer’s Account in cleared funds.

4.9
The acceptance of the Completion Accounts by the Buyer is subject to their certification by a PCAOB registered accountants at the Buyer’s direction and cost, such certification to be provided within 10 Business Days of agreement or determination of the Completion Accounts in accordance with this clause 4.

5.	Completion

5.1	Completion shall take place immediately on the execution of this Agreement:

(a)	at the offices of the Sellers’ Solicitors; or

(b)	at any other place or time as agreed in writing by the Sellers and the Buyer.

5.2	At Completion the Sellers shall:

(a)	deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 3;

(b)	procure that a board meeting of the Company is held at which the matters identified in Part 2 of Schedule 3 are carried out; and

(c)	deliver any other documents referred to in this Agreement as being required to be delivered by them.

5.3	At Completion the Buyer shall:

(a)	pay the Cash Consideration in cleared funds to the Sellers' Solicitors Account (who are irrevocably authorised to receive the Cash Consideration) .

(b)	deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction.

(c)
deliver a certified copy of the resolution adopted by the board of directors of the Issuer authorising that part of the Transaction concerning the allotment and issue of the Deferred Consideration Shares and the Contingent Consideration Shares and entering into the guarantee obligations under this Agreement;

(d)	Allot the Initial Notes to the Sellers in the proportions set opposite their names in Schedule 9 and deliver to the Sellers certificates for the Initial Notes;

(e)	Deliver a copy of resolutions adopted by the board of directors of the Buyer authorising the creation of the Initial Notes;

(f)	deliver to the Sellers the duly executed Loan Note.

5.4
Any payment made in accordance with this Agreement to the Sellers’ Solicitors shall constitute a valid discharge of the Buyer's obligations to make such payment. Similarly any documents required to be delivered to the Sellers in this Agreement by the Buyer and which are delivered to the Sellers’ Solicitors shall constitute a valid discharge of the Buyer’s obligations to deliver such documents.

6.	Warranties

6.1	The Warrantors jointly and severally warrant to the Buyer that, except as Disclosed to the Buyer, each Warranty is true, on the date of this Agreement.

6.2
Warranties qualified by the expression so far as the Warrantors are aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Warrantors after they have made reasonable and careful enquiry into the subject of the Warranty (unless the context otherwise admits).

6.3	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

6.4
The Sellers agree that any information supplied by the Company or by or on behalf of any of the employees, directors, agents or officers of the Company (“Officers”) to the Buyers or their advisers in connection with the Warranties, the information Disclosed in the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Sellers, and the Sellers hereby undertake to the Buyer and to the Company and each Officer that they waive any and all claims which they might otherwise have against any of them in respect of such claims.

7.	Limitations on claims

The provisions of Schedule 12 (Limitations on Warrantors’ Liability) shall apply to limit the liability of the Warrantors under this Agreement.

8.	Leasehold property

The Sellers shall procure the that the Company at Completion enters into the Deed of Surrender and the New Lease.

9.	Service Agreements

On Completion each of the Executive Directors is to enter into a Service Agreement.

10.	Tax covenant

The provisions of Schedule 5 (Tax covenant) apply in this Agreement.

11.	NEW Insurance POLICIES

11.1	As soon as practicably possible following Completion (and in any event within 20 Business Days following Completion), the parties agree that the New Insurance Policies shall be effected.

11.2
The insurance coverage shall have full force and effect to cover the contractual obligations of the Company assumed under contracts prior to Completion and for which the contractual obligations to maintain such insurance in force is still valid and subsisting.

12.	Restrictions on Warrantors

12.1	Each of the Warrantors severally covenants with the Buyer that he shall not:

(a)
at any time during the period of 3 years beginning with the Completion Date, in any geographic areas in which any business of the Company was carried on at the Completion Date, carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Completion Date; or

(b)
at any time during the period of 3 years beginning with the Completion Date, except for the benefit of the Company, deal with any person who is or has agreed to become at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company; or

(c)
at any time during the period of 3 years beginning with the Completion Date, except for the benefit of the Company canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company; or

(d)	at any time during the period of 3 years beginning with the Completion Date:

(i)
offer employment to, enter into a contract for the services of, or attempt to entice away from the Company any individual who is at the time of the offer or attempt, and was at the Completion Date, employed or directly or indirectly engaged in an executive or managerial position with the Company; or

(ii)	procure or facilitate the making of any such offer or attempt by any other person; or

(e)	at any time during the period of three years beginning with the Completion Date, use in the course of any business:

(i)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company; or

(ii)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or

(f)
at any time during a period of three years beginning with the Completion Date, except for the benefit of the Company, solicit or entice away from the Company any supplier to the Company who had supplied goods and/or services to the Company during the 12 months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company.

12.2
The covenants in clause 12 are intended for the benefit of the Buyer and the Company and apply to actions carried out by the Warrantors in any capacity except for such actions taken by the Warrantors which are taken solely for the benefit of the Buyer and the Company pursuant to the terms of the service agreements entered into pursuant to clause 9.

12.3
Each of the covenants in clause 12 is a separate undertaking by each Warrantor in relation to himself and his interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in clause 12. Each of the covenants in clause 12 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, such clause would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

13.	Guarantee

13.1.
In consideration of the Sellers entering into this Agreement, the Guarantor unconditionally and irrevocably guarantees, as a primary obligation to the Sellers, the due and punctual payment by the Buyer of all monies payable under clause 3(1)(b) and (d) for which the conditions precedent for making such payments are set forth in Schedule 2 (the “Guaranteed Amounts”).

13.2.
If the Buyer defaults on the payment when due of any amount payable to the Sellers in respect of the Guaranteed Amounts within the meaning of this Agreement, the Guarantor shall immediately on demand by the Sellers pay that amount to the Sellers in the manner prescribed in this agreement as if it were the Buyer.

13.3.
As an independent and primary obligation, without prejudice to clause 13.1 the Guarantor unconditionally and irrevocably agrees to indemnify and keep indemnified the Sellers from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Seller and arising from failure of the Buyer to comply with any of its obligations, or discharge any of its liabilities, in respect of the Guaranteed Amounts.

14.	Confidentiality and announcements

14.1
Each of the Sellers severally undertakes to the Buyer to keep confidential the terms of this Agreement and all information which they have acquired about the Company and the Buyer’s Group (as such Group is constituted immediately before Completion) and, in the case of the Buyer, all information which it has acquired about the Company and to use the information only for the purposes contemplated by this Agreement.

14.2
The Buyer and Guarantor undertake to each of the Sellers to keep confidential the terms of this Agreement and all information that it has acquired about that Seller and to use the information only for the purposes contemplated by this Agreement.

14.3
Each of the Sellers severally undertakes to each of the other Sellers to keep confidential the terms of this Agreement and all information that they have acquired about that Seller and to use the information only for the purposes contemplated by this Agreement.

14.4	The Buyer or Guarantor is not under an obligation to keep confidential or restrict its use of information about the Company after Completion.

14.5	A party does not have to keep confidential or to restrict its use of:

(a)	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this Agreement; or

(b)	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.

14.6	Any party may disclose any information that it is otherwise required to keep confidential under clause 14:

(a)
to such professional advisers, consultants and employees or officers of its Group as are reasonably necessary to advise on this Agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)	with the written consent of all the other parties; or

(c)	with the written consent of one party, if such information relates only to that party; or

(d)	to confirm that the sale has taken place, and the date of the sale (but without otherwise revealing any other items of sale or making any other announcement).

(e)	to the extent that the disclosure is required:

(i)	by law; or

(ii)	by a regulatory body, Taxation Authority or securities exchange within or without the United Kingdom; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange within or without the United Kingdom; or

(iv)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v)	to protect the disclosing party’s interest in any legal proceedings,

but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

14.7
Each party shall supply any other party with any information about itself, its Group or this Agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

14.8
In the event that there is a conflict between the provisions set out in this clause 14 and the Confidentiality Agreement signed between Coda Octopus Group Inc and the Company and the Warrantors dated 22nd August 2004, the provisions in this clause 14 shall prevail.

15.	Further assurance

The Sellers shall (at the Buyer’s cost and expense) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time reasonably require for the purpose of giving full effect to the transfer of title to the Sale Shares.

16.	Assignment

16.1	Except as provided otherwise in this Agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this Agreement or any document referred to in it.

16.2	Each party that has rights under this Agreement is acting on its own behalf.

16.3
The Buyer may assign its rights under this Agreement (or any document referred to in this Agreement) but not its obligations to a member of its Group or to any person to whom it transfers the Sale Shares provided that, if the transferee leaves the Buyer’s Group, it shall, prior to such departure, re-assign or re-transfer such rights to a member of the Buyer’s Group . The Sellers may assign their rights to a Connected Person.

16.4	If there is an assignment:

(a)	the Sellers may discharge their obligations under this Agreement to the assignor until they receive notice of the assignment; and

(b)	the assignee may enforce this Agreement as if it were a party to it, but the Buyer (and, as applicable, the Guarantor) shall remain liable for any obligations under this Agreement.

17.	Whole agreement

17.1
This Agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement (including the Letter of Intent (and all versions thereof) signed by Coda Octopus Group Inc on 18th March 2005 and the Sellers and the Letter of Amendment signed between Coda Octopus Group Inc on 20th February 2006) and the Sellers on 17th February 2006 relating to the subject matter they cover.

17.2
It is agreed that no party has entered into this Agreement in reliance upon, and each party waives any claims in relation to, any statement, representation, warranty or understanding which is not expressly set out in this Agreement.

17.3	Each of the parties waives:-

(a)
all rights and remedies (including rescission) which, but for this sub-clause, might otherwise be available to him in respect of any such representation, warranty, collateral contract or other assurance; and

(b)
all rights and remedies, other than remedies for breach of contract, available in respect of a breach of this Agreement and/or the documents referred to in it, which, but for this sub-clause, might otherwise be available to it in respect of the falsity of any representation or warranty set out in this Agreement and/or the documents referred to in it.

16.4	Nothing in this clause 16 operates to limit or exclude any liability for fraud.

18.	Variation and waiver

18.1	Any variation of this Agreement shall be in writing and signed by or on behalf of the parties.

18.2	Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed.

18.3	A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

18.4
No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

18.5	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

18.6	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

19.	Costs

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

20.	Notice

20.1	A notice given under this Agreement:

(a)	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b)
shall be sent for the attention of the person, and to the address or fax number, specified in clause 20 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of clause 20); and

(c)	shall be:

(i)	delivered personally; or

(ii)	sent by fax; or

(iii)	sent by pre-paid first-class post or recorded delivery; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

20.2
Any notice to be given to or by all of the Sellers under this Agreement is deemed to have been properly given if it is given to or by the Sellers´ representative named in clause 20.3. Any notice required to be given to or by some only of the Sellers shall be given to or by the Sellers concerned (and in the case of a notice to the Sellers) at their address or fax number as set out in Schedule 1 .

20.3	Unless otherwise notified in writing, the addresses for service of notice are:

(a)	For the Sellers/Warrantors

(i)	name: Stuart Hodge Corporate Lawyers

(ii)	address: 3 Temple Row West, Birmingham, B2 5NY

(iii)	for the attention of: Mark Hodge

(iv)	fax number: 0121 214 2491

(b)	For the Buyer or the Guarantor:

(i)	Name: Coda Octopus (UK) Holdings Limited

(ii)	address: Castle Farm, Deddington OX15 OTP

(iii)	for the attention of: Miss Annmarie Gayle

(iv)	fax number: 0131 554 7143

20.4	A notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of pre-paid first class post or recorded delivery 3 Business Days from the date of posting; or

(d)	in the case of airmail, fourteen (14) Business Days from the date of posting; or

(e)
if deemed receipt under the previous paragraphs of clause 20.4 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

20.5
To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

21.	Severance

21.1
If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

21.2
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

22.	Agreement survives completion

This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

23.	Third party rights

This Agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

23.1
Each of the parties represents to the others that their respective rights to agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

24.	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

25.	Language

If this Agreement is translated into any language other than English, the English language text shall prevail.

26.	Governing law and jurisdiction

26.1
This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England and Wales except with respect to any Shares to be issued by the Issuer to the extent that the Issuer is bound by the law of New York.

26.2	The parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.

This Agreement has been entered into on the date stated at the beginning of it.

Schedule 1 Number of Sale Shares for each Seller and Warrantors

Part 1a: Particulars of sellers and number of Sale Shares

Seller’s name, address	Number of sale shares
Mr. Colin Richard Pegrum 21 Icen Road Weymouth Dorset DT3 5JL	2,500 Ordinary A Shares

Mr. Barry Granville Brookes 29 Goldcroft Avenue Weymouth Dorset DT4 OET	2,500 Ordinary B Shares

Mr. Lawrence Lucian Short 12 Russell Avenue Weymouth Dorset DT4 9RA	2,500 Ordinary C Shares

Mrs Elizabeth Short 12 Russell Avenue Weymouth Dorset DT4 9RA	2,500 Ordinary D Shares

Mrs. Janice Brookes 29 Goldcroft Avenue Weymouth Dorset DT4 OET	2,500 Ordinary E Shares

Mrs. Jennifer Pegrum 21 Icen Road Weymouth Dorset DT3 5JL	2,500 Ordinary F Shares

Part 1b Particulars of Warrantors

Warrantor’s name, address	Percentage of Claim
Mr. Colin Richard Pegrum 21 Icen Road Weymouth Dorset DT3 5JL	33.33%

Mr. Barry Granville Brookes 29 Goldcroft Avenue Weymouth Dorset DT4 OET	33.33%

Mr. Lawrence Lucian Short 12 Russell Avenue Weymouth Dorset DT4 9RA	33.33%

Part 2: Particulars of Company

Name:	Martech Systems (Weymouth) Limited
Registration number:	02300406

Registered office:	14 Albany Road, Granby Industrial Estate, Weymouth, Dorset, DT4 9TH

Authorised share capital Amount: Divided into:
12,000,000
£12,000,000
1,000,000 Ordinary “A” Shares of £1 each
1,000,000 Ordinary “B” Shares of £1 each
1,000,000 Ordinary “C” Shares of £1 each
1,000,000 Ordinary “D” Shares of £1 each
1,000,000 Ordinary “E” Shares of £1 each
1,000,000 Ordinary “F” Shares of £1 each
1,000,000 Redeemable Non Preferred Equity Shares £1 each
1,000,000 Redeemable Non Preferred Voting Shares of £1 each
1,000,000 Redeemable Non Preferred Non Voting Shares of £1 each
1,000,000 Redeemable Preference Shares of £1 each
1,000,000 Convertible Deferred Shares of £1 each
1,000,000 Deferred Founder Shares of £1 each

Issued share capital Amount: Divided into:	15,000 £15,000 2,500 “A” Ordinary Shares 2,500 “B” Ordinary Shares 2,500 “C” Ordinary Shares 2,500 “D” Ordinary Shares 2500 “E” Ordinary Shares 2500 “F” Ordinary Shares

Registered shareholders (and number of Sale Shares held):	Colin Richard Pegrum -2,500 Barry Granville Brookes - 2,500 Lawrence Lucian Short - 2,500 Jennifer Pegrum - 2,500 Janice Brookes 2,500 Elizabeth Short 2,500

Directors and shadow directors:	Barry Granville Brookes Colin Richard Pegrum Lawrence Lucian Short

Secretary:	Colin Richard Pegrum

Auditor	Coyne, Butterworth & Chalmers Chartered Accountants Lupins Business Centre 1-3 Greenhill, Weymouth, Dorset DT4 7SP

Registered Charges	None

SCHEDULE 2. Deferred Coda Consideration Shares & Contingent Consideration Payments

Part 1. Deferred Coda Consideration Shares

1.	AGREED TERMS

1.1.	In Part 1 of this Schedule:

“Achieved Revenue” means the actual Revenues earned by the Company in the Financial Year ended 31 October 2006 and which is used as a part of the formula in paragraph 4.7 for calculating the Deferred Coda Consideration Shares that are allotable and issuable where the Compromised Benchmarks are achieved.

“Compromised Benchmarks” means those conditions precedent set out in paragraph 4.6 of this Part 1 to be satisfied by the Company in the Financial Year 2006 and which, if satisfied, will entitle the Sellers to a proportion of the Full Tranche calculated in accordance with the provisions set out in paragraph 4.7.

“Full Benchmarks” means those conditions precedent set out in paragraph 4.3 of this Part to be satisfied by the Company in the Financial Year 2006 and which, if satisfied, will entitle the Sellers to the Full Tranche to be allotted and issued to the Sellers in accordance with the provisions in this Part 1.

“Full Tranche” means the relevant number of Deferred Coda Consideration Shares having a market value of £150,000 at the Valuation Date.

“Net Assets” means all the assets of the Company in the financial year ending on 31 October 2006 less liabilities and excluding any items representing goodwill or other intangible assets (with the exception of debtors and work in progress. For the avoidance of doubt, the provisions of UITF 40 shall apply to the valuation of work in progress) as ascertained in accordance with the provisions set out in paragraph 5 of this Part.

“Profit Before Tax” means the trading profit of the Company for the Financial Year ending 31 October 2006 before tax and extraordinary items and ascertained in accordance with the provisions set out in paragraph 5 of this Part.

“Revenues” means the gross revenues generated by the Company in the Financial Year ending 31 October 2006 less any VAT incurred by the Buyer in connection with such revenues and ascertained in accordance with the provisions set out in paragraph 5 of this Part.

“Valuation Date” means the date at which each of the Deferred Coda Consideration Shares is to be valued and, for this purpose, is to be valued using the average closing price of the Issuer’s shares in the same class in the twenty (20) trading days preceding the second anniversary of Completion.

2.	COMMON PROVISIONS

2.1.	The provisions set out in this paragraph 2 apply both to Parts 1 and 2 of this Schedule.

2.2.
The Sellers (i) understand that the Deferred Coda Consideration Shares and the Contingent Consideration Shares (together “the Shares”) to be acquired by them pursuant to this Agreement have not been registered under the United States Securities Act 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or under any state securities laws, and are being exchanged in reliance upon federal and state exemptions for transactions not involving a public offering, (ii) are acquiring the Shares solely for their own account for investment purposes, and not with a view towards the resale or distribution thereof or with any present intention of offering or selling any of the Shares in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction, are each an "accredited investor", as such term is defined under Rule 501(a) the Securities Act (iii) are sophisticated investors with such knowledge and experience in business and financial matters to evaluate the merits and risks inherent in holding the Shares, (iv) have received the information listed in Annex 1 of this Schedule disclosed by the Issuer in accordance with the Securities Act and have had the opportunity to obtain such financial and additional information and ask such questions of representatives of the Issuer as desired in order to evaluate the merits and the risks inherent in holding the Shares and to verify the accuracy of any information that is provided to the Sellers pursuant to this clause 2.2 and (v) are able to bear the economic risk and lack of liquidity inherent in holding the Shares which have not been registered under the Securities Act.

2.3.
If any of the Sellers should in the future decide to dispose of any of the Shares (“Disposing Party”), the Disposing Party understands and agrees that s/he may do so only in compliance with the Securities Act and applicable state and foreign securities laws, as then in effect. Each Seller agrees to the imprinting, so long as required by law, of a legend on certificates representing the securities underlying the Purchased Units to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

3.	GENERAL

3.1.
Subject to the Company satisfying the conditions set out in either paragraph 4.3 (Full Benchmarks) or those set out in paragraph 4.6 (Compromised Benchmarks), as part of the Purchase Price, the Buyer shall procure or cause that the Issuer allots and issues to each of the Sellers on the second anniversary of Completion the qualifying number of Deferred Coda Consideration Shares valued at the Valuation Date with a market value of £150,000.

3.2.
The Deferred Coda Consideration Shares so allotted and issued shall rank pari passu with the existing shares of common stock of the Issuer and having a par value of US$ 0.001 each, including the right to receive all dividends declared made or paid after the due date for such allotment and issue (save that they shall not rank for any dividend or other distribution of the Issuer declared made or paid by reference to a record date before the due date for such allotment and issue).

3.3.	The Buyer reserves the right to satisfy all or part of the Deferred Coda Consideration Shares by cash.

4.	CONDITIONS PRECEDENT

4.1.	The Full Benchmarks to be achieved by the Company are set out in paragraph 4.3.

4.2.	These are conditions and are cumulative in nature.

4.3.	The Full Benchmarks are:

4.3.1.	Revenues of not less than £1.75 Million Pounds Sterling; and

4.3.2.	Profit Before Tax of not less than ten (10) percent of the Revenues required under paragraph 4.3.1; and

4.3.3.	Net Assets of not less than £333,000 as at 31 October 2006.

4.4.
If the Company achieves the Full Benchmarks provided for in paragraph 4.3 above, the Buyer shall cause the Issuer to allot and issue the Full Tranche in favour of the Sellers in the proportion shown in Schedule 8 (Apportionment of Purchase Price).

4.5.
If the Company does not achieve the Full Benchmarks but subject only to where the Company achieves the Compromised Benchmarks in whole, the Sellers shall be entitled to a proportion of the Full Tranche calculated using the formula shown in paragraph 4.7.

4.6.	For this purpose the Compromised Benchmarks which are cumulative conditions are:

4.6.1.	Revenues of not less than 1.5 Million Pounds Sterling; and

4.6.2	Profit Before Tax of not less than ten (10) percent of the Revenues required under paragraph 4.6.1; and

4.6.3.	Net Assets of not less than £333,000 as at 31 October 2006.

4.7.	In accordance with paragraph 4.5, the formula to be used in calculating any Deferred Coda Consideration Shares that are issuable is:

(Achieved Revenue minus 1.500.000) x 100 divided by 250.000 = Proportion of Full Tranche in percentage.

4.8.
For the avoidance of doubt no part of the Deferred Coda Consideration Shares are allotable and issuable where the Compromised Benchmarks are not satisfied in full. In addition, in the event that the Full Benchmarks are exceeded the Buyers obligation to procure or cause Deferred Coda Consideration Shares to be issued is limited to the Full Tranche.

4.9.	For this purpose, the Revenue, Profit Before Tax and Net Assets are to be ascertained in accordance with the provisions set forth in paragraph 5 of this Part.

5.	ASCERTAINMENT OF REVENUES PROFITS BEFORE TAX AND NET ASSETS

5.1.
The Revenues, Profit Before Tax and Net Assets are to be ascertained from the Accounts of the Company for the Financial Year ending 31 October 2006 (“the Coda Share Accounts”). The Coda Share Accounts shall be prepared by the Buyer on the following bases:

(a)	in accordance with UITF 40 the debtors figure on Completion will recognise work-in-progress;

(b)
including FRS 21 for any related matters to the extent that they are brought before the parties within 60 Business Days, inclusive, following Completion (but no such matters shall be taken into account in the computation of Net Assets where such FRS 21 related matters are brought to the attention of the Parties after 60 Business Days of Completion);

(c)
excluding that portion of the costs of the Sellers’ contribution of the insurance premiums (provided for in clause 11) for the New Insurance Policies for the insured period from Completion to 31st October 2006 (which for the avoidance of doubt shall not exceed £15,500).

(d)	under the historical cost convention and on bases consistent with those accounting policies and principles in preparing the Accounts; and

(e)	subject to the foregoing applying the accounting policies and principles adopted by the Company in its most recent audited Accounts and in accordance with UK GAAP.

5.2.	The Buyer shall prepare the Coda Share Accounts within 60 Business Days of the last day of the end of the financial year referred to in paragraph 5.1 and shall deliver to the Buyer:

5.2.1	a copy of the Coda Share Accounts of the Company; and

5.2.3.	a certificate issued by the Company’s accountants stating the Revenues, Net Profit Before Tax and Net Assets for the Financial Year ending 31st October 2006.

5.3.	Within 14 Business Days of delivery of the Statement the Sellers shall jointly notify the Buyer in writing of any item or items which they dispute.

5.4
Subject to the parties overriding obligation to endeavour in good faith to resolve any differences relating to the Revenues, Net Profit Before Tax and Net Assets, if the amount of is not agreed in writing between the parties within 30 Business Days of delivery of documents stated in paragraph 5.2, the item or items in dispute is to be determined by:

5.4.1	such firm of chartered accountants as the parties may agree in writing; or

5.4.2
failing agreement on the identify of the firm of chartered accountants within 7 days from the expiry of the period of 30 Business Days referred to above, such firm of chartered accountants as may be appointed for this purpose on the application of any party to this Agreement by the President for the time being of the Institute of Chartered Accountants in England and Wales.

5.5.	The accountants appointed under paragraph 5.4 above shall act on the following basis:

5.5.1	they shall act as experts and not arbitrators;

5.5.2
their terms of reference shall be to determine an amount which in their professional opinion represents the item or items in dispute, as notified to them in writing by either the Sellers or the Buyer within 30 days of their appointment.

5.6.
the Sellers and the Buyer shall each provide (or procure that relevant third parties provide) the accountants with all information and/or access to documents and all other necessary assistance which they reasonably require and the accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of the Company;

5.7.	The determination of the accountants is (in the absence of manifest error) conclusive; and

5.8.	The accountants’ costs shall be borne equally between the Sellers on the one hand and the Buyer on the other.

5.9	The accountants shall give written reasons for their decisions.

Part 2. Contingent Consideration payments

1.	AGREED TERMS

1.1.	In this Part of the Schedule:

Assessable Financial Years” means the 3 Financial Years of the Company on which the Contingent Consideration Payments are based and comprise the Financial Years ended 31 October 2006, 31 October 2007 and 31 October 2008.

“Aggregated Net Profit Before Tax” means the aggregated trading profit of the Company for the Assessable Financial Years as shown in the audited accounts of the Company:

(a)	before (in each of the Financial Year) deducting tax on profit;

(b)	after deducting profits or adding back losses of a capital nature arising on the disposal of, or on the revaluation of, asset of the Company;

(c)	excluding the effect of any transactions after Completion that are not in the ordinary course of business of the Company or that are not made on market terms;

(d)
excluding in the Assessable Financial Year ended 31October 2006 that portion of the costs of the Sellers’ contribution to the insurance premiums (provided for in clause 11) for the New Insurance Policies for the insured period from Completion to 31 October 2006 and in Assessable Financial Year ended 31 October 2007 excluding that portion of the cost of the Sellers’ contribution to the insurance premiums (provided for in clause 11) for the New Insurance Policies for the insurance period 31 October 2006 to June 2007 (which for the avoidance of doubt shall not exceed an aggregate of £15,500).

“Assessable Range” means Aggregated Net Profit Before Tax of between £450,000 and £600,000.

“Apportioned Deferred Consideration Payments” are such amounts that are payable to the Sellers in accordance with the provisions set out in this Part 2 where the Aggregated Net Profit Before Tax realised by the Company in the Deferred Consideration Period is less than £600,000 but is within the Assessable Range.

“Deferred Consideration Period” means the period of 3 financial years of the Company on which the Contingent Consideration Payments are based and comprising the financial years ended on 31 October 2006, 31 October 2007 and 31 October 2008.

“Maximum Deferred Consideration Payments” means payments to the Sellers in accordance with the provisions set out in this Part 2 and having a maximum value of £450,000 satisfied in the form of cash and shares in the proportion provided for in this Part 2.

“Net Profit Before Tax” has the same meaning as Aggregated Net Profit Before Tax except that it relates to the unaggregated Net Profit Before Tax for the Financial Year for which the Accounts are prepared.

2.	GENERAL

2.1.	The Common Provisions set out in Part 1 also apply to this Part 2.

2.2.	The Contingent Consideration Payments are calculated on the basis of the performance of the Company over the Deferred Consideration Period.

2.3.
Subject to the Conditions Precedent provided for in this Part 2 being satisfied (paragraph 3), as part of the Purchase Price, the Buyer is obliged to make or procure that the Contingent Consideration Payments provided for herein are made to the Sellers in the proportion shown in the Schedule 8 (Apportionment of Purchase Price).

2.4.	Where the Contingent Consideration Payments become qualified to be made, they are to be satisfied in the manner provided for in paragraph 5 of this Part 2.

2.5.
Any Contingent Consideration Shares due to be allotted and issued in accordance with these provisions shall rank pari passu with the existing shares of common stock having a par value of US$0.001each in the capital of the Issuer, including the right to receive all dividends declared made or paid after the due date for such allotment and issue (save that they shall not rank for any dividend or other distribution of the Issuer declared made or paid by reference to a record date before the due date for such allotment and issue).

2.6.	The Buyer reserves the right to satisfy all or part of the Contingent Consideration Payments by way of a loan note in the agreed form.

3.	CONDITIONS PRECEDENT

3.1.
If the Company achieves in the Assessable Financial Years an Aggregated Net Profit Before Tax within the Assessable Range the Contingent Consideration Payments as set out below are to be made to the Sellers.

3.2.	If the Company achieves an Aggregated Net Profit Before Tax of the sum of £600,000 or greater, the Maximum Deferred Consideration Payments is payable.

3.3.
If the Company achieves an Aggregated Net Profit Before Tax of less £600,000 but within the Assessable Range, then the Buyer is only be obliged to make an Apportioned Deferred Consideration Payment calculated in accordance with the formula set out in paragraph 3.4 below.

3.4.	The Apportioned Deferred Consideration Payments is to be calculated as follows:

3.4.1.	(Aggregated Profit (P) Before Tax minus £450,000) x 3 = Amount of Apportioned Deferred Consideration Payments payable.

3.5.
For the avoidance of doubt, subject to paragraph 3.2 the Buyer has no obligation to pay or cause to be paid any Contingent Consideration Payments pursuant to this Part 2 where the Aggregated Net Profit Before Tax is not within the Assessable Range. In addition, where the Aggregated Net Profit Before Tax exceeds £600,000 the Buyer is under no obligation to pay any amounts over and above the Maximum Deferred Consideration Payments.

4.	ASCERTAINMENT OF AGGREGATED NET PROFITS BEFORE TAX

4.1.	The Aggregated Net Profit Before Tax is to be arrived at by aggregating the Profit Before Tax of each Financial Year comprised within the Assessable Financial Years.

4.2.
The Aggregated Profit Before Tax unless otherwise provided is to be ascertained from the accounts of the Company for each of the Assessable Financial Years (“the Deferred Consideration Accounts”). The Deferred Consideration Accounts shall be prepared by the Buyer on the following basis:

(a)	in accordance with UITF 40 Work-in-Progress in the Accounts for each Assessable Financial Year will recognise work-in-progress;

(b)
including FRS 21 for any related matters to the extent to which they are brought before the parties within 60 Business Days of the end of each Assessable Financial Year (but no such matters shall be taken into account in the computation of Net Assets where such FRS21 related matters are brought to the attention of the Parties after 60 Business Days of Completion);

(c)	under the historical cost convention and on bases consistent with those accounting policies and principles in preparing the Accounts (as modified for the revaluation of land and buildings); and

(d)	subject to the foregoing applying the accounting policies and principles adopted by the Company in its most recent audited Accounts and in accordance with UK GAAP;

4.3.	The Buyer shall use reasonable endeavours to ensure that the Accounts of the Company are audited within 3 months of the last day of each Financial Year within the Assessable Financial Years.

4.4	The Buyer shall, within 20 Business Days of receiving the Accounts of the Company for each Financial Year within the Assessable Financial Years, send to the Sellers:

4.4.1.	a copy of the Deferred Consideration Accounts of the Company; and

4.4.2.	a certificate issued by the Buyer’s accountants stating:

(i)	the Net Profit Before Tax for the Financial Year for which the accounts have been prepared.

(ii)	any adjustments made in the audited accounts in arriving at the Net Profit Before Tax.

4.5.
The Sellers have 30 Business Days, starting with the day on which they receive the Deferred Consideration Accounts and certificate referred to in paragraph 4.4.2 of this Schedule, within which jointly to give notice to the Buyer that they do not accept the accuracy of the certificate. If the Sellers do not jointly give notice under this paragraph 4.5 they are all deemed to have accepted the certificate as accurate at the expiry of the 30 day period. In the event that the Seller does not dispute the Completion Accounts and Statement of the Net Assets by such time, they will be deemed to be agreed.

4.6.
Where the Sellers jointly give notice that they do not accept the accuracy of the certificate, the parties have 30 Business Days, starting with the day on which the Buyer receives the notice, within which to resolve any disagreement relating to the certificate. The parties shall use their best endeavours to resolve the disagreement within that period.

4.7.
At the end of the last Financial Year in the Assessable Financial Years, in addition to the documents referred to in paragraph 4.4.2, the Buyer shall send to the Sellers a certificate stating the Aggregated Net Profits Before Tax for the Deferred Consideration Period issued by its accountants.

4.8.
If the amount of the Aggregated Net Profit Before Tax for the entire Deferred Consideration Period is not agreed in writing between the parties within 30 Business Days of delivery of the documents prescribed in this Schedule, the item or items in dispute is to be determined by:

4.8.1.	such firm of chartered accountants as the parties may agree in writing; or

4.8.2.
failing agreement on the identify of the firm of chartered accountants within 7 days from the expiry of the period of 30 Business Days referred to above, such firm of chartered accountants as may be appointed for this purpose on the application of any party to this Agreement by the President for the time being of the Institute of Chartered Accountants in England and Wales.

4.9.	The accountants appointed under paragraph 4.8 shall act on the following basis:

4.9.1.	they shall act as experts and not arbitrators;

4.9.2.
their terms of reference shall be to determine an amount which in their professional opinion represents the item or items in dispute, as notified to them in writing by either the Sellers or the Buyer within 30 days of their appointment.

4.10.
the Sellers and the Buyer shall each provide (or procure that relevant third parties provide) the Accountants with all information and/or access to documents and all other necessary assistance which they reasonably require and the Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of the Company;

4.11.	The determination of the accountants is (in the absence of manifest error) conclusive; and

4.12.	The accountants’ costs shall be borne equally between the Sellers on the one hand and the Buyer on the other.

4.13.	The accountants shall give written reasons for their decisions.

5.	FORM AND METHOD OF PAYMENTS

5.1.
Subject to the Conditions Precedent being met, the Contingent Consideration Payments are to be satisfied by a mixture of cash, through the issuance of a Loan Note and Contingent Consideration Shares in a ratio of 1 to 2.0 cash to shares, respectively. Within 45 Business Days of the final Deferred Consideration Accounts of the Company and the Aggregated Profits Before Tax being agreed by the parties, the Buyer shall issue in accordance with the provisions of paragraph 3.2 (Maximum Deferred Consideration Payments) or paragraph 3.3 (Apportioned Deferred Consideration Payments) - as may be applicable - the Deferred Notes for that part of the Contingent Consideration Payments to be satisfied by cash and the Loan Note Instrument shall be applied to and govern the Deferred Notes.

5.2.	In the event that the Maximum Deferred Consideration Payments become payable, the Buyer shall satisfy or procure that these are satisfied as follows:

5.1.1.	The Deferred Notes having a principal value of One Hundred and Fifty Thousand (150,000) Pounds Sterling.

5.1.2.	The relevant number of Contingent Consideration Shares having a market value of £300,000.

5.1.3.
The valuation of Contingent Consideration Shares that are allotable and issuable pursuant to these provisions shall be based on the average of the closing price of the Issuer’s shares of common stock during the twenty (20) days preceding the second anniversary of Completion.

5.2.         In the event that an Apportioned Deferred Consideration Payment becomes payable, the amounts shall be satisfied in accordance with the provisions set out in paragraph 5.1.

5.2.1.
Any cash payment which is eligible to be made by way of an Apportioned Deferred Consideration Payment is subject to the Loan Note Instrument and the Buyer shall cause the appropriate number of Deferred Notes to be issued in accordance with the provisions of the Loan Note Instrument.

6.	Protection of Deferred Consideration Payment

6.1.
Until the end of the Deferred Consideration Period the Buyer covenants with the Sellers that unless otherwise agreed in writing with the Sellers (such consent not to be unreasonably withheld or delayed) that it will not and it will procure that no present or future members of the Buyer’s Group (nor the Company) will:

(a)
require the Company to and the Company will not alter in any material respect the nature of the business carried on by the Company as at Completion except that the matters described in the Company’s operating strategy post-Completion shall not be considered a material alteration for these purposes;

(b)
divert or seek to divert the business of the Company or any customers gained after Completion away from the Company nor prevent, hinder, impede or restrict in any way the Company from competing for business (whether with any member of the Buyer Group in any business carried out by the Buyer Group or otherwise) except that nothing in this provision shall:

•
prevent the Buyer or a member of its Group to channel business from the Company but only to the extent that business is conducted on normal arm’s length commercial terms and subject to the Equalising Adjustment provisions set forth below; or

•
prevent the Buyer or any member of its’ Group from competing, undertaking or developing business which is in the same line of business as the Company provided that the goodwill of the Company is not actively used for these purposes;

(c)
by any direct act or omission materially adversely affect the ability of the Company to carry out its obligations and freely carry on its business in the manner deemed fit or necessary by the Company’s Board of Directors subject always to the said Board of Directors acting in the bona fide commercial interests of the Company and provided that the Company shall not (without the consent or at the request of the Buyer) carry out any act:-

(a)	which will affect the goodwill or reputation or ability to trade of the Buyer or any member of its’ Group; or

(b)	which is contrary to any law, regulation or statute governing the business of the Company or the Buyer or any member of its Group.

(d)
carry out any direct act or make any omission which are inconsistent with the maintenance of the Company as if it and they were an independent operation and/or which are artificial or unfair to the interests of the Sellers (which for these purposes, the sellers’ interests’ are limited to the payments provided for in this Schedule 2) and/or which may diminish or adversely affect the profits of the Company or the terms upon which it trades or restrict in any way the ability of the Sellers to earn and achieve the maximum payments provided for under the provisions of this Schedule except that nothing in this paragraph shall prevent the Buyer from making such changes to the terms upon which the Company trades to the extent that such changes are consistent with the practice within the industry that the Company operates and/or the legal obligations of the Company arising before Completion;

(e)	effect or procure or transact any transaction or agreement which is not on arms length terms between the Company and the Buyer or any member of the Buyer’s group or with which the Buyer is associated;

(f)	initiate any procedure for the solvent winding up of the Company;

(g)
procure the Company to enter into any transaction, agreement or arrangement with any member of the Buyer’s Group (including without limitation levying management charges or directors fees other than those levied by full time directors of the Company) on terms which are less favourable to the Company than would be available from a third party dealing at arm’s length; or

(h)	dispose of the whole or material part of the Company’s Business;

(i)	procure the Company to enter into any transaction with any person or otherwise do anything which could reasonably be expected to have an adverse effect on the Deferred Consideration.

save that the Buyer can effect or procure any of the above, provided an appropriate adjustment can be and is made to the Profits Before Tax to take into account the direct and measurable effect of affecting or procuring the said act (“Equalising Adjustment”) and provided that at no time shall the obligations of the Buyer be to make any Equalising Adjustment that is greater than the maximum payments that would fall due in the Financial Year in which the event triggering the obligation to make the Equalising Adjustment occurred.

6.2.
The Buyer undertakes with the Sellers that during the period from Completion until the end of the Deferred Consideration Period, it shall act in good faith towards the Sellers’ interests under this Agreement (which for this purpose such “Sellers’ interests” are limited to the payments provided for in this Schedule 2). Without prejudice to the generality of the foregoing the Buyer agrees that it will not implement any scheme or arrangement or enter into any transaction the principal purpose of which is to frustrate, defeat or prejudice the efficiency of the provisions of this Agreement in relation to any payments by way of Deferred Consideration or the Contingent Consideration Payments.

6.3.
If at any time during the Deferred Consideration Period the Sellers jointly consider that a proposed act or omission of the Buyer would infringe any of the provisions set out in this clause 6, they shall be obliged to notify the Buyer in writing within seven (7) Business Days of proposed act or omission, providing full particulars of the proposed act or omission and stating the prejudicial effect of the act or omission on the Contingent Consideration Payments and its implication under the Equalising Adjustment provisions (“Notice of Adverse Effect”).

6.4.	Within a reasonable time of the Notice of Adverse Effect being served, the parties shall use reasonable endeavours to deal with the matters covered in the Notice of Adverse Effect.

6.5.
Nothing in this paragraph 6 shall operate to prevent the Buyer or the Company from acting in the legitimate interests of the Company as a whole and for the avoidance of doubt any liability of the Buyer or the Guarantor under these provisions is always limited to the Deferred Consideration and the Contingent Consideration Payments provided for in clauses 3.1(b) and (d) and this Schedule 2.

6.7.
No failure of the Buyer to increase or contribute to the increase of the customers’ base or customers of the Company during the Deferred Consideration Period shall be construed as an omission for these purposes and no liability shall result from any such failure.

SCHEDULE 3. Completion

Part 1:  What the Sellers shall deliver to the Buyer at Completion

1.	At Completion, the Sellers shall deliver or cause to be delivered to the Buyer the following documents and evidence:

(a)	transfers of the Sale Shares executed by the registered holders in favour of the Buyer or its nominees;

(b)	the share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

(c)
the waivers, consents and other documents required to enable the Buyer and/or its nominees to be registered as the holders of the Sale Shares including, but not limited to, those relating to limitations on transfer of shares/pre-emption rights contained in the Articles of Association;

(d)
an irrevocable power of attorney in agreed form given by the Sellers in favour of the Buyer or its nominees to enable the Buyer (or its proxies) to exercise all voting and other rights attaching to the Sale Shares before the transfer of the Sale Shares is registered in the register of members;

(e)	the original of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed;

(f)	The statutory registers and minute books (written up to the time of Completion), certificate of incorporation and any certificates of incorporation on change of name of the Company;

(g)
the written resignation, executed as a deed and in the agreed form, of the directors and secretaries of the Company from their offices and employment with the Company and in each case acknowledging under seal that he has no claim against the Company whether for loss of office or otherwise;

(h)	the written resignation of the auditors of the Company by:

(i)	a statement that there are no circumstances connected with the auditors´ resignation which should be brought to the notice of the members or creditors of the Company; and

(ii)	a written assurance that the resignation and statement have been, or will be, deposited at the registered office of the Company in accordance with section 394 of the Companies Act 1985;

(i)	a copy of the new articles of association of the Company appropriate for filing at Companies House;

(j)	a certified copy of the minutes of the board meetings held pursuant to Part 2 of this Schedule 3;

(k)	in relation to the Company:

(i)	statements from each bank at which it has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

(ii)	all cheque books in current use and written confirmation that no cheques have been written since those statements were prepared;

(iii)	details of their cash book balances; and

(iv)	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered;

(l)	the Deed of Surrender.

(m)	The New Lease

(n)	evidence, in agreed form, that any indebtedness or other liability of the kind described in paragraph 13 of Part 2.1 (Transactions with Warrantors) has been discharged;

(o)	evidence, in agreed form, that the Company has been discharged from any responsibility for the indebtedness, or for the default in the performance of any obligation, of any other person; and

(p)	all charges, mortgages, debentures and guarantees to which the Company is a party and, in relation to each such instrument and any covenants connected with it:

(i)	a sealed discharge or release in the agreed form; and

(ii)	a sworn and completed Form 403a (declaration that part of the property or undertaking charged has been released from the charge).

Part 2:  Matters for the board meetings at Completion

1.            The Sellers shall cause a board meeting of the Company to be held at Completion at which the matters set out in this Part 2 of Schedule 3 shall take place.

2.
A unanimous resolution of all of the existing shareholders disapplying the provisions of the articles of association of the Company which oblige the sellers to offer the Sale Shares first to existing members.

3.	A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company (subject only to the transfers being stamped at the cost of the Buyer).

4.
All directors, secretaries and auditors of the Company shall resign from their offices and employment with the Company with effect from the end of the relevant board meeting and the following persons appointed:

1.	Mr. Colin Richard Pegrum (Director)

2.	Mr Barry Brookes (Director)

3.	Mr. Lawrence Short (Director)

4.	Mr. Jason Reid - Director

5.	Mr. Anthony Davis - Director

6.	Mr. Blair Cunningham - Director

7.	Mr. Geoff Turner - Director

8.	Mr. Paul Baxter - Company Secretary

5.	Service agreements in the agreed form shall be entered into by the Executive Directors.

6.	The persons the Buyer nominates shall be appointed as directors and secretary of the Company. The appointments shall take effect at the end of the board meeting.

7.	Blick Rothenberg of 12 York Gate Regent’s Park, London NW1 4QS shall be appointed as the auditors of the Company with effect from the end of the relevant board meeting.

8.	All the existing instructions and authorities to bankers shall be revoked and replaced with new instructions and authorities to those banks in the form the Buyer requires.

Schedule 4. Warranties

1.	General warranties

1.	Power to sell the company

1.1	The Sellers have all requisite power and authority to enter into and perform this Agreement in accordance with its terms and the other documents referred to in it.

1.2
This Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(a)	any agreement or instrument to which any of the Sellers is a party or by which any of them is bound; or

(b)	any order, judgment, decree or other restriction applicable to any of the Sellers.

2.	Shares in the company

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2	The Sellers are the legal and beneficial owners of the Sale Shares.

2.3	The Sale Shares are free from all Encumbrances.

2.4
No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.5
No commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

2.6	The Company:

(a)	does not hold or beneficially own, or has agreed to acquire, any securities of any corporation; or

(b)	is not or has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	does not have outside its country of incorporation any branch or permanent establishment; or

(d)	has not allotted or issued any securities that are convertible into shares.

2.7	The Company:

(a)	has not at any time purchased, redeemed or repaid any of its own share capital; or

(b)	has not given any financial assistance in connection with any acquisition of its share capital as it would fall within sections 151 to 158 (inclusive) of the Companies Acts.

2.8
All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum, articles of association, the applicable provisions of the Companies Acts, any shareholders’ agreement and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.	Constitutional and corporate documents

3.1
The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company Disclosed to the Buyer or its advisers are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

3.2	All statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3
All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

4.	Information

4.1	The particulars relating to the Company in this Agreement and Schedule 1 are accurate.

5.	Licences and consents

5.1
The Company has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

5.2	At Completion the Company will still enjoy the benefit of its List X classification.

5.3	There is no reason so far as the Warrantors are aware why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

6.	Insurance

6.1	The particulars of the insurance policies are set out in the Disclosure Letter.

6.2
There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Warrantors are aware, there are no circumstances likely to give rise to any claim under any of those policies.

6.3
So far as the Warrantors are aware, all the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

7.	Power of attorney

7.1	There are no powers of attorney in force given by the Company.

7.2	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company’s business.

7.3	The Disclosure Letter sets out details of all persons who have authority to bind the Company in the ordinary course of business.

8.	Disputes and investigations

8.1	The Company :

(a)
is not engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

(b)	is not the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

(c)	is not vicariously responsible for any of the above.

8.2	No director of the Company is, to the extent that it relates to the business of the Company, engaged in or subject to any of the matters mentioned in paragraph 8.1 of Schedule 4.

8.3
No such proceedings, investigation or inquiry as are mentioned in paragraph 8.1 or paragraph 8.2 of Schedule 4 have been threatened or are pending and so far as the Warrantors are aware there are no circumstances likely to give rise to any such proceedings.

8.4
The Company is not affected by any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

9.	Defective products and services

9.1	The Company has not manufactured or sold any products which were, at the time they were manufactured or sold, faulty or defective or did not comply with:

(a)	warranties or representations expressly made or implied by or on behalf of the Company; or

(b)	all laws, regulations, standards and requirements applicable to the products.

9.2
No proceedings have been started, are pending or have been threatened against the Company in which it is claimed that any products manufactured or sold by the Company are defective, not suitable for their intended use or have caused bodily injury or material damage to any person or property when applied or used as intended.

9.3
No proceedings have been started and there are no outstanding liabilities or claims pending or threatened against the Company in respect of any services supplied by the Company for which the Company is or may become liable and no dispute exists between the Company and any of their respective customers or clients.

10.	Customers and suppliers

10.1
In the 12 months ending with the date of this Agreement, the business of the Company has not been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company:

(a)	the loss of any of its customers or suppliers; or

(b)	a reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

(c)	a change in the terms on which it trades with or is supplied by any of its customers or suppliers.

11.	Competition

11.1	The definition in this paragraph applies in this Agreement.

Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, price fixing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

11.2	The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law.

11.3	No Director has engaged in any activity which would be an offence or infringement under any such Competition Law.

11.4
The Company is not the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law.

11.5
No such investigation, inquiry or proceedings as mentioned in paragraph 11.3 of Schedule 4 have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

11.6
The Company is not affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and the Company has not given any undertakings or commitments to such bodies which affect the conduct of the Business.

12.	Contracts

12.1	The definition in this paragraph applies in this Agreement.

Material Contract: an agreement or arrangement to which the Company is a party or is bound by and which is of material importance to the business, profits or assets of the Company.

12.2	Except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement or arrangement which:

(a)	is a Material Contract; or

(b)	is of an unusual or exceptional nature; or

(c)	is not in the ordinary and usual course of business of the Company; or

(d)	may be terminated as a result of any Change of Control of the Company; or

(e)	restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(f)	involves agency or distributorship; or

(g)	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

(h)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

(i)	cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

(j)	involves or is likely to involve an aggregate consideration payable by or to the Company in excess of £10,000; or

(k)	requires the Company to pay any commission, finders' fee, royalty or the like; or

(l)	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

(m)	is not on arm's length terms.

12.3	Each Material Contract is in full force and effect and binding on the parties to it. The Company has not defaulted under or breached a Material Contract and:

(a)	no other party to a Material Contract has defaulted under or breached such a contract; and

(b)	no such default or breach by the Company or any other party is likely or has been threatened.

12.4
No notice of termination of a Material Contract has been received or served by the Company and there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

13.	Transactions with WARRANTOrs

13.1
There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the Warrantors or any person Connected with any of the Warrantors (including the Non-Warrantors).

13.2
None of the Warrantors, nor any person Connected with any of the Warrantors (including the Non-Warrantors), is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which the Warrantors or a person Connected with the Warrantors (including the Non-Warrantors) would otherwise be entitled.

14.	Finance and guarantees

14.1	Material particulars of all money borrowed by the Company (including full particulars of the terms on which such money has been borrowed) have been Disclosed.

14.2
No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company in respect of borrowings or other obligations of the Company.

14.3
No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by a third party in respect of borrowings or other obligations of the Company.

14.4	The total amount borrowed by the Company does not exceed any limitations on the borrowing powers contained:

(a)	in the memorandum and articles of association of the Company; or

(b)	in any debenture or other deed or document binding on the Company.

14.5
The Company does not have any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the ordinary course of business.

14.6	The Company has not:

(a)	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(b)	waived any right of set-off it may have against any third party.

14.7
So far as the Sellers are aware (without having made enquiry of any debtor) all debts (less any provision for bad and doubtful debts) owing to the Company reflected in the Accounts have either prior to the date of this Agreement been realised or will, within 6 months after the date of this Agreement, realise in cash their full amount as included in those Accounts or books and none of those debts nor any part of them has been outstanding for more than two months from its due date for payment.

14.8
The Company has not given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

14.9	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

14.10
Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this Agreement, have been Disclosed and the Company has no other bank accounts. Since those particulars were given, there have been no payments out of those accounts other than routine payments in the ordinary course of business.

14.11	Having regard to the existing banking and other facilities available to it, the Company has sufficient working capital for the purposes of:

(a)	continuing to carry on its business in its present form and at its present level of turnover for the next 12 months; and

(b)	executing, carrying out and fulfilling in accordance with their respective terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company.

14.12	A Change of Control of the Company will not result in:

(a)	the termination of or material effect on any financial agreement or arrangement to which the Company is a party or subject; or

(b)	any indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

15.	Insolvency

15.1	The Company:

(a)	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986;

(b)	has not stopped paying its debts as they fall due.

15.2	No step has been taken by the Warrantors to initiate any process by or under which:

(a)	the ability of the creditors of the Company, to take any action to enforce their debts is suspended, restricted or prevented; or

(b)
some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; or

(c)	a person is appointed to manage the affairs, business and assets of the Company, on behalf of the Company’s creditors; or

(d)	the holder of a charge over the Company’s assets is appointed to control the business and assets of the Company.

15.3	In relation to the Company:

(a)	no administrator has been appointed;

(b)	no documents have been filed with the court for the appointment of an administrator; and

(c)
no notice of an intention to appoint an administrator has been given by the Company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

15.4	No process has been initiated which could lead to the Company being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

15.5	No distress or execution has been levied on an asset of the Company.

16.	Assets

16.1
The Company is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the Accounts, and any assets acquired since the Accounts Date and all other assets used by the Company, except for those disposed of since the Accounts Date in the normal course of business.

16.2
None of the assets shown in the Accounts or acquired by the Company since the Accounts Date or used by the Company is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

16.3
The Company is in possession and control of all the assets included in the Accounts or acquired since the Accounts Date and all other assets used by the Company, except for those Disclosed as being in the possession of a third party in the normal course of business.

16.4
None of the assets, undertaking or goodwill of the Company is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

16.5
In the Warrantors reasonable opinion the assets of the Company comprise all the assets necessary for the continuation of its Business in the manner in which such Business has been carried on as at the Accounts Date and as at Completion.

17.	Condition of plant and equipment and stock in trade

17.1	Save for the IT System the plant, machinery, equipment and vehicles used in connection with the Business are in good working order and have been regularly and properly maintained.

18.	Environment and health and safety

18.1	The definitions in this paragraph apply in this Agreement.

Environment: the natural and man-made environment, including all or any of the following media, namely air, water and land (including air within buildings and other material or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media.

Environmental Laws: all applicable laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgements and decisions of any court or tribunal in the United Kingdom, which are legally binding and in force as at the date of this Agreement in so far as they relate to or apply to the Environment, including Part IIA of the Environmental Protection Act 1990 and any regulations and guidance made or issued thereunder.

Environmental and Health and Safety Matters: all matters relating to:

(a)	pollution or contamination of the Environment;

(b)	the presence, existence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(c)	the exposure of any person to any Hazardous Substances or Waste;

(d)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(e)	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

(f)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.

Health and Safety Laws: all applicable laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgements and decisions of any court or tribunal in the United Kingdom, which are legally binding and in force as at the date of this Agreement in so far as they relate to or apply to the health and safety of any person, including the Health and Safety at Work etc. Act 1974, the Control of Asbestos at Work Regulations 2002 and the Construction (Design and Management) Regulations 1994.

18.2
So far as the Warrantors are aware (without having made any investigation into the same) the Company has at all times complied with all Environmental Laws and Health and Safety Laws and there are no facts or circumstances which may lead to any breach of or liability under any Environmental Laws or Health and Safety Laws.

18.3
The Company has not received any enforcement, prohibition, stop, remediation, improvement or any other notice from any enforcement authority, including the Environment Agency, the Health and Safety Executive and the relevant local authority, with regard to any breach or alleged breach of any Environmental Laws or Health and Safety Laws.

18.4
The Company has not or (so far as the Warrantors are aware) is likely to have any actual or potential liability under any Environmental Laws or Health and Safety Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

18.5	Material particulars of all:

(a)	current Environmental and Health and Safety Permits;

(b)	environmental and health and safety policy statements;

(c)	reports in respect of environmental and health and safety audits, investigations or other assessments including asbestos register prescribed by the Control of Asbestos at Work Regulation (2002);

(d)	records of accidents, illnesses and reportable diseases;

(e)	assessments of substances hazardous to health;

(f)	correspondence between the Company and any relevant enforcement authority; and

(g)	copies or details of all waste disposal contracts

relating to the Company, the Business or any of the Properties have been disclosed to the Buyer and all such statements, reports, investigations, assessments, records, correspondence and other information are complete and accurate and are not misleading.

19.	Intellectual property

19.1	The definition in this paragraph applies in this Agreement.

Intellectual Property Rights: all patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

19.2
Sufficient particulars are set out in Part 1 and Part 2 of Schedule 6 respectively of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by the Company.

19.3
Sufficient particulars are set out in Part 3 and Part 4 of Schedule 6 respectively of all licences, agreements, authorisations and permissions (in whatever form and whether express of implied) under which:

(a)	the Company uses or exploits Intellectual Property Rights owned by any third party; or

(b)	the Company has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

19.4
Except as set out in Part 3 and Part 4 of Schedule 6, the Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 6, free from all Encumbrances.

19.5	The Company does not require any Intellectual Property Rights other than those set out in Part 1 and Part 2 of Schedule 6 in order to carry on its activities.

19.6
The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 6 are valid, subsisting and enforceable and so far as the Warrantors are aware nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(a)	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

(b)
all confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter);

(c)
no mark, trade name or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company, in any country in which the Company has registered or is using that mark, trade name or domain name; and

(d)	there are and have been no claims, challenges disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

19.7
Nothing is due to be done within 20 Business Days of Completion the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company which are registered or the subject of an application for registration.

19.8
There has been no infringement by any third party of any of the Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 6, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of the Company, and no such infringement, breach of confidence, passing off or actionable act of unfair competition is current or anticipated.

19.9	The agreements and licences set out in Part 3 and Part 4 of Schedule 6:

(a)	are valid and binding;

(b)	have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

(c)	are not the subject of any claim, dispute or proceeding, pending or threatened; and

(d)	have, where required, been duly recorded or registered.

19.10	A Change of Control of the Company will not result in the termination of or materially affect any of the Intellectual Property Rights set out in Schedule 6.

19.11	The activities of the Company and of any licensee of Intellectual Property Rights granted by the Company:

•	have not infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party; or

•	have not constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; or

•	have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

20.	Information technology

20.1	The definitions in this paragraph apply in this Agreement.

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company.

IT Contracts: all arrangements and agreements under which any third party (including without limitation any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

20.2	Summary particulars of the IT System and all IT Contracts are set out in Part 1 and Part 2 of Schedule 7.

20.3
Save to the extent provided in the IT Contracts, the Company are the owners of the IT System free from Encumbrances. The Company has obtained all necessary rights from third parties to enable them to make exclusive and unrestricted use of the IT System.

20.4
The IT Contracts are valid and binding and so far as the Warrantors are aware no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

20.5	There are and have been no claims, disputes or proceedings arising or threatened under any IT Contracts.

20.6
So far as the Warrantors are aware none of the IT Contracts is liable to be terminated or otherwise materially affected by a Change of Control of the Company, and the Warrantors have no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

20.7
The Company has possession or control of the source code of all software in the IT System, or have the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents (particulars of which are set out in Part 2 of Schedule 7).

20.8
The Company has implemented appropriate procedures, (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

20.9
The Company has in place a disaster recovery plan which is fully documented and would enable the business of the Company to continue if there were significant damage to or destruction of some or all of the IT System. A copy of the plan is attached to the Disclosure Letter.

21.	Data protection

21.1	The Company has except as is Disclosed and so far as the Warrantors are aware, complied in all respects with the Data Protection Act 1984 and the Data Protection Act 1998.

21.2	The Company has not received any:

(a)	notice or complaint under the Data Protection Act 1998 alleging non-compliance with the Act (including any information or enforcement notice, or any transfer prohibition notice); or

(b)	claim for compensation for loss or unauthorised disclosure of data; or

(c)	notification of an application for rectification or erasure of personal data,

and the Company is not aware of any circumstances which may give rise to the giving of any such notice or the making of any such notification.

21.3	The Company is not relying on the transitional exemptions for manual data under Schedule 8 of the Data Protection Act 1998.

22.	Employment

22.1	The definitions in this paragraph apply in this Agreement.

Employment Legislation: legislation applying in England and Wales affecting contractual and other relations between employers and their employees or workers including, but not limited to, any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company by any Employee or Worker.

Employee: any person employed by the Company under a contract of employment, and without intending to limit the generality of the foregoing, (including but not limited to) employment contracts between the Company and each of the Directors named in Part 2 of Schedule 1.

Worker: any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

22.2	The name of each person who is a Director is set out in Part 2 of Schedule 1.

22.3	The Disclosure Letter contains material particulars of all Employees and Workers of the Company, the particulars of each Employee and Worker and the principal terms of their contract including:

(a)	their remuneration (including any benefits and privileges provided or which the Company is bound to provide to them or their dependants, whether now or in the future);

(b)	the commencement date of each contract and, if an Employee, the date on which their continuous service began;

(c)	the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(d)	the type of contract (whether full or part-time or other);

(e)	their date of birth;

22.4
No notice to terminate the contract of employment of any Employee or Worker of the Company (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between:

(a)	the Company and any of its or their current or former Employees relating to their employment, its termination and any reference given by the Company regarding them; or

(b)	the Company and any of its current or former Workers relating to their contract, its termination and any reference given by the Company regarding them.

22.5	No questionnaire has been served on the Company by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

22.6
Every Employee or Worker of the Company who requires a work permit or other permission to work in the United Kingdom has a current and appropriate work permit or other permission and all other necessary permissions to remain in the United Kingdom.

22.7	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

22.8
The acquisition of the Sale Shares by the Buyer and compliance with the terms of this Agreement will not entitle any officers or senior Employees of the Company to terminate their employment or receive any payment or other benefit.

22.9
All contracts between the Company and its or their Employees and Workers are terminable at any time on not more than three months´ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company other than wages, commission or pension.

22.10	All contracts between the Company and their Directors, Employees or Workers comply with any relevant requirements of section 319 of the Companies Act 1985.

22.11
The Company is not a party to or is bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, and there is no agreed procedure for redundancy selection.

22.12
The Company is not a party to or is bound by or proposing to introduce in respect of any of its Directors, Employees or Workers any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Company.

22.13
The Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

22.14
The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

22.15	The Company does not recognise any trade union or employees’ representative.

22.16	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

22.17	The Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker

22.18	The Disclosure Letter contains material particulars of:

of all contracts, handbooks, policies and other documents which apply to any of the Employees and Workers.

22.19	In respect of each Employee and Worker, the Company has:

•
performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or laws of the European Community or otherwise;

•	maintained adequate, suitable and up to date records.

23.	Property

23.1	The definitions in this paragraph apply in this Agreement.

Previously-owned Land and Buildings: land and buildings that have, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either no longer owned, occupied or used by the Company.

Planning Acts: the Town and Country Planning Act 1990; the Planning (Listed Buildings and Conservation Areas) Act 1990; the Planning (Hazardous Substances) Act 1990; the Planning (Consequential Provisions) Act 1990; the Planning and Compensation Act 1991; the Planning and Compulsory Purchase Act 2004; and any other legislation from time to time regulating the use or development of land.

Property Statutes: the Public Health Acts; the Occupiers Liability Act 1957; the Offices, Shops and Railway Premises Act 1963; the Occupiers Liability Act 1984; the Construction (Design and Management) Regulations 1994; the Disability Discrimination Act 1995, the Control of Asbestos at Work Regulations 2002 and all regulations, rules and delegated legislation under, or relating to, such statutes.

Statutory Agreement: an agreement or undertaking entered into under section 18 of the Public Health Act 1936; section 52 of the Town and Country Planning Act 1971; section 33 of the Local Government (Miscellaneous Provisions) Act 1982; section 106 of the Town and Country Planning Act 1990; section 104 of the Water Industry Act 1991; and any other legislation (later or earlier) similar to these statutes.

23.2	The Company does not have any actual or contingent liability in respect of Previously-owned Land and Buildings.

23.3	The Company has not given any guarantee or indemnity for any liability relating to any Previously-owned Land and Buildings or any other land or buildings.

24.	Accounts

24.1	The Accounts have been prepared in accordance with the Companies Acts and UK GAAP.

24.2	The Accounts have been audited by an auditor or firm of accountants qualified to act as auditors in the UK and the auditors´ report(s) required to be annexed to the Accounts is unqualified.

24.3
The Accounts show a true and fair view of the commitments and financial position and affairs of the Company as at the Accounts Date and of the profit and loss of the Company for the financial year ended on that date.

24.4
The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (excluding deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company as at the Accounts Date.

24.5
The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

24.6	The Accounts have been prepared on a basis consistent with the audited accounts of the Company for the two prior accounting periods without any change in accounting policies used.

24.7	The Management Accounts fairly represent the assets and liabilities and the profits and losses of the Company as at and to the date for which they have been prepared.

25.	Financial and other records

25.1	All financial and other records of the Company:

(a)	have been properly prepared and maintained;

(b)	constitute an accurate record of all matters required by law to appear in them;

(c)	do not contain any material inaccuracies or discrepancies; and

(d)	are in the possession of the Company.

25.2	No notice has been received or allegation made that any of those records are incorrect or should be rectified.

25.3	All statutory records, including accounting records, required to be kept or filed by the Company have been properly kept or filed and comply with the requirements of the Companies Acts.

25.4	All deeds and documents belonging to the Company are in the possession of the Company.

26.	Changes since accounts date

Since the Accounts Date:

(a)	the Company has conducted its business in the normal course and as a going concern;

(b)	there has been no material adverse change in the turnover or financial position of the Company;

(c)	the Company has not issued or agreed to issue any share or loan capital;

(d)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

(e)
the Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company in excess of £10,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company in excess of £10,000.

(f)	no shareholder resolutions of the Company have been passed other than as routine business at the annual general meeting;

(g)	there has been no abnormal increase or reduction of stock in trade;

(h)	none of the stock in trade reflected in the Accounts has realised an amount less than the value placed in it in the Accounts; and

(i)	the Company has not changed its accounting bases, methods, policies or principles relating to work-in-progress, depreciation, provisions for doubtful debt, fixed assets or other valuations.

27.	Effect of sale on sale shares

So far as the Warrantors are aware (without having made enquiry with any person), neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this Agreement will:

(a)	cause the Company to lose the benefit of any right or privilege it presently enjoys; or

(b)
relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of the Company; or

(c)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

(d)
result in any customer or supplier being entitled to cease dealing with the Company or to reduce substantially its existing level of business or to change the terms on which it deals with the Company; or

(e)	entitle any person to receive from the Company any finder´s fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer; or

(f)	result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

(g)	result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of its business; or

(h)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company; or

(i)
result in any present or future indebtedness of the Company or becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company being withdrawn; or

(j)	entitle any person to acquire, or affect the entitlement of any person to acquire shares in the Company.

28.	Retirement benefits

28.1	The Company has no other schemes other than the Pension Scheme.

28.2
Other than by making contributions to the Pension Scheme the Company does not operate or participate in nor has it ever operated or participated in, and has not made any arrangement (of whatsoever nature and whether legally enforceable or not) for the payment of, or contributing to the payment of, any benefits on retirement, death, leaving service (including on termination of service by reason of redundancy or removal from office), sickness, disablement or accident for or in respect of any of the directors or employees or former directors or employees of the Company or any of their dependants (including ex-gratia payment in relation thereto). No proposal to establish any such arrangement (or make any such ex-gratia payment) exists or has been announced.

28.3	All contributions payable by the Company and due up to the Completion Date have been paid

28.4	Details of the stakeholder pension scheme established by the Company are set out in the Disclosure Letter, and all contributions payable by the Company in respect of the single member are up to date.

28.5
There are no proceedings or disputes relating to the Pension Schemes. There are no orders previously made by a court or other body of which the Warrantors are aware in respect of any of the directors or employees or former directors or employees of the Company relating to benefits payable on retirement, death or leaving service or in connection with the Pension Scheme which are still capable of being enforced against the Company. In this sub-paragraph “proceedings” include any litigation or arbitration and any complaint being considered and any investigation or determination by OPRA, OPAS, the Pensions Ombudsman, the Personal Investment Authority or the Financial Services Authority.

Part 2: Tax Warranties

1.	General

1.1
All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were punctually submitted, were materially accurate and complete when supplied and remain accurate and complete in all material respects and so far as the Warrantors are aware none of the above is, or is likely to be, the subject of any material dispute with any Taxation Authority.

1.2	All Taxation (whether of the United Kingdom or elsewhere) for which the Company is or has been liable or is liable to account for has been duly paid (insofar as such Taxation ought to have been paid).

1.3
The Company has not made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

1.4
The Company has not paid within the past seven years ending on the date of this Agreement or will become liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA 1970 or any other Taxation Statute.

1.5
The Company has not within the past 12 months been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority and the Warrantors are not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

1.6
The amount of Taxation chargeable on the Company during any accounting period ending on or within the six years before Completion has not, to any material extent, depended on any concession, agreements or other formal or informal arrangement with any Taxation Authority.

1.7
All transactions in respect of which any clearance or consent was required from any Tax Authority have been entered into by the Company after such consent or clearance has been properly obtained, any application for such clearance or consent has been made on the basis of full and accurate disclosure of all relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

1.8
The Company has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts and none of such claims, disclaimers or elections are likely in the Warrantors’ opinion to be disputed or withdrawn.

1.9
The Company has sufficient records to determine the tax consequence which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since that date but prior to Completion.

2.	Chargeable gains

The book value shown or adopted for the purposes of the Accounts as the value of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this Agreement would be deductible under section 38 of TCGA 1992.

3.	Capital allowances

3.1
No balancing charge under the CAA 2001 (or any other legislation relating to capital allowances) would be made on the Company on the disposal of any pool of assets (that is, all those assets whose expenditure would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.

3.2
No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by the Company or under the CAA 2001 (or any other legislation relating to capital allowances).

4.	Distributions

4.1
No distribution or deemed distribution within the meaning of sections 209, 210 or 211 of ICTA 1988 has been made (or will be deemed to have been made) by the Company after 5 April 1965 except dividends shown in their audited accounts and the Company is not bound to make any such distribution.

4.2
No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.

4.3
The Company has not (within the period of seven years preceding Completion) been engaged in, or has been a party to any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

5.	Loan relationships

All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company.

6.	Close companies

6.1.	The Company has not in any accounting period beginning after 31 March 1989 been a close investment-holding company as defined in section 13A of ICTA 1988.

6.2.
No distribution within section 418 of ICTA 1988 has been made by the Company during the last six years ending at the Accounts Date nor have any such distributions been made between the Accounts Date and Completion.

6.3.
Any loans or advances made or agreed to be made by the Company within sections 419 and 420 or 422 of ICTA 1988 have been disclosed in the Disclosure Letter the Company has not released or written off or agreed to release or write off the whole or any part of any such loans or advances.

7.	Company residence and overseas interests

7.1
The Company has within the past seven years been resident in the United Kingdom for corporation tax purposes and has not at any time in the past seven years been treated for the purposes of any double taxation arrangements having effect by virtue of section 249 of the Finance Act 1994, section 788 of ICTA 1988 or for any other tax purpose as resident in any other jurisdiction.

7.2	The Company does not have a permanent establishment outside the UK.

8.	Anti-avoidance

8.1
All transactions or arrangements made by the Company have been made on fully arm's length terms and there are no circumstances in which section 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.

8.2
The Company has not at any time been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that the Company could be liable to taxation as a result of the principles in W.T Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324) as developed in subsequent cases.

9.	Inheritance tax

9.1
The Company has neither made any transfer of value within sections 94 and 202 of the IHTA 1984, nor has it received any value such that liability might arise under section 199 of the IHTA 1984, nor has it been a party to associated operations in relation to a transfer of value as defined by section 268 of the IHTA 1984.

9.2
There is no unsatisfied liability to inheritance tax attached to or attributable to the Sale Shares or any asset of the Company and none of them are subject to any HM Revenue & Customs as mentioned in section 237 and 238 of the IHTA 1984.

9.3	No assets owned by the Company or the Sale Shares are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of the IHTA 1984.

10.	VAT

10.1
The Company is taxable persons and is duly registered for the purposes of VAT with quarterly prescribed accounting periods, such registration not being pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Revenue & Customs and the Company is not (nor are there any circumstances by virtue of which they may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

10.2	The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

10.3
So far as the Warrantors are aware, there are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid or there could be a claw back of input VAT from any company under section 36(4) of the VATA 1994.

11.	Stamp duty and stamp duty land tax

11.1
Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at Completion or any document which the Company may wish to enforce or produce in evidence is duly stamped for stamp duty purposes.

11.2	Neither entering into this Agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.

5. Tax covenant

12.	Interpretation

12.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

Buyer's Relief: means:

(a)	any Accounts Relief (as defined in paragraph (d) of the definition of Liability for Taxation) or Repayment Relief (as defined in paragraph (e) of the definition of Liability for Taxation);

(b)	any Post Accounts Relief of the Company (as defined in paragraph (f) of the definition of Liability for Taxation); and

(c)	any Relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group other than the Company.

Buyer's Tax Group: the Buyer and any other company or companies which either are or become after Completion, or have within the seven years ending at Completion, been treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Event: includes (without limitation) the expiry of a period of time, the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution and completion of all provisions of this Agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Taxation: any liability of the Company to make a payment of or in respect of Tax, whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person or persons and also includes:

(d)
the Loss of any Relief (Loss of an Accounts Relief) where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Accounts (or which, but for such Relief, would have appeared in the Accounts) or where such Relief was treated as an asset of the Company in the Accounts or was taken into account in computing any deferred Tax asset which appears in the Accounts ( Accounts Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief;

(e)
the Loss of any right to repayment of Tax (including any repayment supplement) (Loss of a Repayment Relief) which was treated as an asset in the Accounts (Repayment Relief), in which case the amount of the Liability for Taxation shall be the amount of the Loss of the right to repayment and any related repayment supplement;

(f)
the set off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before the Accounts Date of any Relief (Loss of a Post-Accounts Date Relief) or right to repayment of Tax (including any repayment supplement) which is not available before the Accounts Date, but arises after the Accounts Date in circumstances where, but for such set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Warrantors under this Tax Covenant (Post-Accounts Date Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax saved by the Company as a result of such set off or use; and

Loss: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason.

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Saving: either:-

(a)
the reduction or elimination of any liability of the Company to make an actual payment of corporation tax in respect of which the Warrantors would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Warrantors have made a payment under paragraph 2 of this Tax Covenant; or

(b)	an amount by which a provision or reserve for Taxation in the Accounts is in excess of the liability.

Tax: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto, and Taxation shall have the same meaning.

Tax Claim: any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Buyer or the Company is or may be subject to a Liability for Taxation or other liability in respect of which the Warrantors are or may be liable under this Tax Covenant.

Taxation Authority: HM Revenue & Customs (or its predecessor) the Department of Social Security and any other governmental or other authority whatsoever competent to impose any Tax, whether in the United Kingdom or elsewhere.

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

12.2
References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

12.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

12.4	Any reference to something occurring in the ordinary course of business shall, without prejudice to the generality thereof, be deemed not to include:

(a)
anything which involves, or leads directly or indirectly to, any liability of the Company to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer's Tax Group), or is the liability of the Company only because some other person, other than a member of the Buyer's Tax Group, has failed to pay it or is the liability of the Company because it has elected to be regarded as taxable or liable or to be regarded as having made a disposal; or

(b)
anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm's length terms; or

(c)
anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or the Company becoming or ceasing to be or being treated as ceasing to be a member of a Group or as becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

(d)
anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which include, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Liability for Taxation; or

(e)
anything which gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

(f)	anything which involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes.

12.5
Unless the contrary intention appears, words and expressions defined in this Agreement have the same meaning in this Tax Covenant and any provisions in this Agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

13.	Covenant

13.1	The Warrantors covenant with the Buyer that, subject to the provisions of this Tax Covenant, the Warrantors shall be jointly and severally liable to pay to the Buyer, an amount equal to any:

(a)
Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion;

(b)
It arises as a result of a transaction in the ordinary course of business of the Company between the last Accounts Date and Completion and is not an interest or penalty, surcharge or fine in connection with Tax; or

(c)	Liability for Taxation which arises solely as a result of the relationship for Tax purposes of the Company with any person other than a member of the Buyer's Tax Group whensoever arising;

(d)	any Liability for Taxation falling within paragraph (d) to paragraph (f) of the definition of Liability for Taxation;

(e)	any Liability for Taxation which is a liability for inheritance tax which:

(i)	arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring); or

(ii)	has given rise at Completion to a charge on any of the Sale Shares or assets of the Company; or

(iii)
gives rise after Completion to a charge on any of the Sale Shares in or assets of the Company as a result of the death of any person within seven years of a transfer of value which occurred before Completion;

(f)	costs and expenses referred to in paragraph 11.

13.2
For the purposes of this Tax Covenant, in determining whether a charge on the shares in or assets of the Company arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

13.3	The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax falling within this paragraph 2.

14.	Payment date and interest

14.1
Where the Warrantors are liable to make any payment under paragraph 2 (including any payment pursuant to paragraph 2.1(f)), the due date for the making of that payment (Due Date) shall be the later of the date falling 10 Business Days after the Buyer has served a notice on the Warrantors demanding that payment and in a case:

(a)
that involves an actual payment of Tax by the Company (including any payment pursuant to paragraph 2.1(f)), the date on which the Tax in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

(b)
that falls within paragraph (d) of the definition of Liability for Taxation, the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief); or

(c)	that falls within paragraph (e) of the definition of Liability for Taxation, the date on which the repayment was due from the relevant Taxation Authority; or

(d)
that falls within paragraph (f) of the definition of Liability for Taxation, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Taxation Authority.

14.2
If any sums required to be paid by the Warrantors under this Tax Covenant are not paid on the Due Date then, except to the extent that the Warrantors´ liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 2% per annum over the base rate from time to time of Barclays Bank plc or (in the absence thereof) at such similar rate as the Buyer selects from the day following the Due Date up to and including the day of actual payment of such sums.

15.	Exclusions

15.1	The covenant contained in paragraph 2 shall not cover any Liability for Taxation to the extent that:

(a)	a provision or reserve in respect thereof is made in the Accounts or Completion Accounts; or

(b)
it arises or is increased as a result only of any change in the law of Tax announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

(c)
it would not have arisen but for a change after Completion in the accounting bases on which the Company values its assets (other than a change made in order to comply with UK GAAP in force at the Accounts Date); or

(d)	the Buyer is compensated for any such matter under any other provision of this Agreement; or

(e)
it would not have arisen but for a voluntary act or transaction carried out by the Buyer or the Company after Completion (including the failure to claim or the disclaimer of an available Relief or of capital allowances), being an act which:

(i)	is not in the ordinary course of business; or

(ii)	could reasonably have been avoided; or

(iii)	the Company was not legally committed to do under a commitment that existed on or before Completion; or

(iv)	the Buyer was aware would give rise to the Liability for Taxation in question.

(f)	any Relief other than a Buyer’s relief is available to reduce or eliminate such liability.

16.	Buyer’s Warranty and Covenant

16.1
The Buyer warrants and represents to the Warrantors and their successors in title that the Buyer does not intend to permit the corporation tax liabilities of the Company, to the extent provided for in the Completion Accounts and to the extent payable by the Company, to remain undischarged, and that it is not entering into this transaction on the assumption referred to in section 767AA(2) ICTA 1988.

16.2
The Buyer hereby covenants with the Warrantors to pay to the Warrantors (as trustee for the Indemnified Persons (as defined in this clause 5.2)) an amount or amounts equal to any Taxation for which the Warrantors, (or any other person by virtue of that person being related to the Warrantors (such persons being, together with the persons defined as such in clause 5.2, “the Indemnified Persons”)), becomes liable, as a result of the Company or any Group Company failing to discharge any Taxation Liability when payable.

16.3
The Buyer hereby covenants with the Warrantors that it will indemnify each Indemnified Person and keep them indemnified against any liability arising pursuant to section 767A ICTA 1988 or Schedule 28 Finance Act 2000 where the taxpayer company is the Company or any Group Company or section 767AA ICTA 1988 where the transferred company is the Company or any Group Company.

16.4	The covenants contained in clauses 5.1 and 5.2 shall:

(a)
extend to any reasonable costs incurred by the Warrantors or the Indemnified Persons in connection with any Taxation in respect of which a payment or an indemnity obligation arises under this clause 5;

(b)
not extend to any Taxation in respect of which the Buyer would (but for such Taxation having been satisfied by the Warrantors or the Indemnified Persons) have had, or would have had, a claim under this Tax Covenant, provided that this clause 5.4(a) shall not apply to the extent that such claim has previously been satisfied by the Warrantors; and

(c)
not extend to any Taxation which has been recovered by the Warrantors or any Indemnified Person under any relevant statutory provision (and the Warrantors shall procure that no such recovery is sought to the extent that payment is made hereunder).

17.	Savings

If (at the Warrantors´ request and expense) the auditors for the time being of the Company determine that the Company has obtained a Saving, the Buyer shall, as soon as reasonably practicable thereafter, repay to the Warrantors the lesser of:

(a)	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer or the Company; and

(b)
the amount paid by the Warrantors under paragraph 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Warrantors under any provision of this Tax Covenant or otherwise.

18.	Recovery from third parties

18.1
Where the Warrantors have paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer or the Company is or becomes entitled to recover from some other person (not being the Buyer, the Company or any other company within the Buyer’s Tax Group), any amount in respect of such Liability for Taxation, the Buyer shall or shall procure that the Company shall:

(a)	notify the Warrantors of its entitlement as soon as reasonably practicable; and

(b)
if required by the Warrantors and, subject to the Buyer or the being indemnified by the Warrantors against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Warrantors fully informed of the progress of any action taken), provided that the Buyer shall not be required to take any action pursuant to this paragraph 7.1 other than an action against:

(i)	a Taxation Authority; or

(ii)	a person who has given Tax advice to the Company on or before Completion);

which, in the Buyer’s reasonable opinion, is likely to harm its, the Company’s commercial relationship (potential or actual) with that or any other person.

18.2	If the Buyer or the Company recovers any amount referred to in paragraph 6.1, the Buyer shall account to the Warrantors for the lesser of:

(a)
any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by the Warrantors under paragraph 7.1 (b)); and

(b)	the amount paid by the Warrantors under paragraph 2 in respect of the Liability for Taxation in question.

19.	Corporation tax returns

19.1
The Warrantors or their duly authorised agent shall, at the Warrantors' cost and expense, prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date, to the extent that the same have not been prepared before Completion, and submit them to the Buyer.

19.2
The Buyer shall procure that the returns and computations referred to in paragraph 8.1 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as are agreed by the Sellers and shall give the Warrantors or their agent all such assistance as may reasonably be required (at the Company’s cost and expense) to agree those returns and computations with the relevant Taxation Authority.

19.3
The Warrantors or their duly authorised agent shall, at the Warrantors' cost and expense, prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company for all accounting periods ended on or prior to the Accounts Date, provided that the Warrantors shall not, without the prior written consent of the Buyer (not to be unreasonably withheld or delayed), transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority.

19.4
The Buyer shall procure that the Company, at the Company’s cost and expense, afford such access to their books, accounts and records as is necessary and reasonable to enable the Warrantors or their duly authorised agent to prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this paragraph 8.

19.5
The Warrantors shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company for all accounting periods ended on or before the Accounts Date are prepared and agreed with the relevant Taxation Authority as soon as possible.

19.6	For the avoidance of doubt:

(a)	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 9 shall take precedence over the provisions of this paragraph 8; and

(b)	the provisions of this paragraph 8 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Covenant in respect of any Liability for Taxation.

20.	Conduct of tax claims

20.1
If the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Warrantors as soon as is reasonably practicable, provided that if any of the Warrantors receive any Tax Claim for whatever reason, they shall notify the Buyer in writing as soon as is reasonably practicable and the Buyer shall be deemed, on receipt of such notification, to have given the Warrantors notice of such Tax Claim in accordance with the provisions of this paragraph 9.

20.2
Provided the Warrantors indemnify the Buyer and the Company to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Buyer shall procure that the Company takes such action as the Warrantors may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a Dispute), provided that neither the Buyer nor the Company shall be obliged to appeal or procure an appeal against any assessment to Tax raised on any of them if, the Warrantors having been given written notice of the receipt of such assessment, the Buyer has not within 14 days of the date of the notice received instructions in writing from the Warrantors to do so.

20.3	If:

(a)
the Warrantors do not request the Buyer to take any action under paragraph 9.2 or fail to indemnify the Buyer or the Company to the Buyer’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Warrantors) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period shall not in any event exceed a period of 20 Business Days; or

(b)
any of the Warrantors (or the Company before Completion) has been involved in a case involving fraudulent conduct or wilful default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

(c)
the Dispute involves an appeal against a determination by the General or Special Commissioners of the VAT and Duties Tribunal, unless the Warrantors have obtained the opinion of Tax counsel of at least 5 years´ standing that there is a reasonable prospect that the appeal will succeed, the Buyer or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer may in its absolute discretion considers fit.

20.4
Subject to paragraph 9.3, by agreement in writing between the Buyer and the Warrantors, the conduct of a Dispute may be delegated to the Warrantors on such terms as may be agreed from time to time between the Buyer and the Warrantors provided that, unless the Buyer and the Warrantors specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

(a)
the Buyer shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

(b)
the appointment of solicitors or other professional advisers to deal directly with any Tax Authority or any third party shall be subject to the written approval of the Buyer, such approval not to be unreasonably withheld or delayed;

(c)
all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Buyer and the Company for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed; and

(d)
the Warrantors shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Buyer or the Company without the prior approval of the Buyer and the Company such approval not to be unreasonably withheld or delayed.

20.5
The Buyer shall provide and shall procure that the Company provides to the Warrantors and the Warrantors' professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Warrantors to take such action as is referred to in this paragraph 9.

20.6
Neither the Buyer nor the Company shall be subject to any claim by or liability to any of the Warrantors for non-compliance with any of the foregoing provisions of this paragraph 9 if the Buyer or the Company has bona fide acted in accordance with the instructions of any one or more of the Warrantors.

21.	Grossing up

21.1
All sums payable by the Warrantors to the Buyer under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Warrantors shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

21.2
If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

22.	Costs and expenses

The covenant contained in paragraph 2 of this Tax Covenant shall extend to all reasonable costs and expenses reasonably incurred by the Buyer and/or the Company in connection with any matter included under paragraph 2 of this Tax Covenant and the enforcement of rights under this Tax Covenant.

Schedule 6

Intellectual Property Rights

The Company’s only IPR reside in the following:

1    The Company Logo

2    The name of the Company

3    The Company website at:

www.martechsystems.co.uk

4	All design activities undertaken by the Company until they are paid for. The current list includes the following contracts:

1248	TLD Card Sorting Machine
1249	TLD Card Reception Machine
1302	Design/Manufacture 2 off Battery & Charger Trays
1325	Upgrade BTID for Ethernet Capability
1328	Design & Manufacture Evaluation POD
1330	Design & Manufacture 2 Radar Interface Units
1336	Divex Temperature and Pressure sensors

Schedule 7

Company’s IT System

The Company currently owns approximately 22 Computers. All of these utilise licensed copies of a range of proprietary software. Most of them run a variant of MS Windows (2000 or XP) or Linux as an operating system. Most of them run MS Office SBE or Professional components.

The Company has licenses to operate two Autodesk Inventor 3D mechanical Systems and one Solidworks 3D Mechanical CAD System. It also has licenses to operate Orcad Electronic Schematic Capture software.

The Company utilises Quickbooks 2001 Pro Accounting software and has 2 licenses for this purpose.

The Company has two licenses to use MS Project 2002.

The Company uses MS SourceSafe on all PCs used for design purposes and has the appropriate number of licenses for this purpose.

The Company uses NOD32 antivirus software (licensed copies) on all computers that are linked either to each other or to the Internet.

There are also examples of many other proprietary items of software that are used on PCs throughout the Company. It is Company policy to only load software onto computers if the appropriate license has been purchased. Use of unlicensed software on any Company computer is a disciplinary offence.

8.. Apportionment of Purchase Price

Seller´s name, address and fax number	No. of Sale Shares	1. Fraction of the Cash Consideration 2. Fraction of Deferred Cash Consideration	Number of Deferred Coda Consideration Shares	Number of Contingent Consideration Shares
Mr. Colin Richard Pegrum 21 Icen Road Weymouth Dorset DT3 5JL	2,500	One-Sixth
Mr. Barry Granville Brookes 29 Goldcroft Avenue Weymouth Dorset DT4 OET	2,500	One-Sixth
Mr. Lawrence Lucian Short 12 Russell Avenue Weymouth Dorset DT4 9RA	2,500	One-Sixth
Mrs. Jennifer Pegrum 21 Icen Road Weymouth Dorset DT3 5JL	2,500	One-Sixth
Mrs. Janice Brookes 29 Goldcroft Avenue Weymouth Dorset DT4 OET	2,500	One-Sixth
Mrs. Elizabeth Short 12 Russell Avenue Weymouth Dorset DT4 9RA	2,500	One-Sixth

9.	Limitation of Warrantors’ Liability

1	Limitation of Liability

1.1
The following paragraphs of this Schedule shall operate to limit the liability of the Warrantors and each of them under or in connection with the Warranties and where specifically stated under the Tax Covenant.

1.2	Notwithstanding the foregoing or anything contained in this Schedule, the limitations set out in this Schedule 12 do not apply to a breach of Warranty or any other term of this Agreement:

1.2.1	resulting from fraud and dishonesty ;

1.2.2	in respect of a Warranty set out in paragraphs 1, 2, 3 and 4 of Schedule 4 (Warranties).

1.3	In this Schedule:-

“Claim”: means either a Warranty Claim or a Tax Claim or an Indemnity Claim

“Tax Claim”: means any claim under or in connection with the Tax Covenant; and

“Warranty Claim”: means any claim under or in connection with the Warranties;

2	Financial Limits

2.1
In the absence of fraud or dishonesty on the part of the Warrantors, the Warrantors shall not be liable in respect of a Warranty Claim or a series of related Warranty Claims unless the liability of the Warrantors for such Warranty Claim exceeds £5,000 (for this purpose a related Warranty Claim is one which arise out of the occurrence of the same event or relate to the same subject matter).

2.2
The Warrantors shall not be liable in respect of one or more Warranty Claim unless the cumulative amount of the liability of the Warrantors for such Warranty Claims exceeds £100,000 in which case the Warrantors shall be liable for the whole amount and not merely the excess over £100,000.

2.3
The liability of each Warrantor in respect of all Claims shall be limited the amount of the consideration received by him and his spouse as detailed in Schedule 8 the proportion of the Claim as detailed in Schedule 1b and the Apportionment of Purchase Price Schedule 8. For this purpose the consideration received shall be deemed to include all the payments made under Clause 3 of the Agreement (as apportioned in Schedule 8 and in Schedule 1b).

2.4	The financial limits set forth in this Schedule do not apply to any Tax Claim brought in connection with the Tax Covenant.

3	Time Limits

3.1
The Warrantors shall have no liability in respect of any Claim unless the Buyer shall have given notice in writing to the Warrantors of such Claim specifying (in reasonable detail) the matter which gives rise to the Claim, the nature of the Claim and the amount claimed in respect thereof:-

3.1.1	in the case of the Tax Covenant, not later than the sixth anniversary of the date hereof; and

3.1.2	in the case of the Warranties or the Indemnities not later than two (2) years from the date of this Agreement.

except in respect of any Claim of which notice in writing is given to the Warrantors before that date,

3.2
Any Claim shall (if it has not previously been settled or withdrawn) be deemed to have been withdrawn at the expiration of six months after the date on which notice thereof is first given to the Warrantors pursuant to the provisions of this Schedule unless either proceedings in respect of it have been commenced by being both issued and served on the Warrantors or the Buyer has given notice to the Warrantors at the expiration of the said six months overriding the deeming provisions in this clause 3.2 and re-asserting its Claim or Claims but not so as to extend the claim period to more than twelve months after the date of notice and subject to the provisions set forth in clause 3.3.

3.3
In the event that the Warrantors having received notice of a Claim from the Buyer are of the view that the notice does not provide sufficient particulars of the Claim, within a reasonable period of time but no later than fourteen Business Days of receiving the notice, they shall be obliged to seek fuller particulars of the Claim from the Buyer.

4	Other Benefits

4.1
If the Warrantors make any payment by way of damages (the “Relevant Payment”) for breach of the Warranties and the Buyer receives, subsequent to the making of the Relevant Payment, any payment, credit or allowance otherwise than from the Warrantors which:-

4.1.1	is not already taken into account in calculating the level of the Relevant Payment; and

4.1.2	would not have been received but for the circumstances giving rise to the Claim in respect of which the Relevant Payment was made;

Then once the excess amount paid has been established or, once the Buyer or the Company has received such benefit (as the case may be), the Buyer shall as soon as reasonably practicable repay to the Warrantors an amount equal to the lesser of:-

(a)	the amount of such benefit (as the case may be); and

(b)	the Relevant Payment.

In each case less the Buyer’s reasonable unrecovered costs relating thereto.

Reduction in the Purchase Price

Any amount paid by the Warrantors pursuant to the Warranties or the Tax Covenant shall be regarded as a reduction of the Purchase Price for the purchase and sale of the Sale Shares.

5	Reduction in Liability

5.1	The liability of the Warrantors in respect of any Claim shall be reduced:-

5.1.1	to the extent of the amount by which any Taxation for which the Company is liable to be assessed or accountable is reduced or extinguished as a result of any such liability; and

5.1.2	to the extent of the amount of any losses or other allowable sums available (as a result of any such liability) for set off against Taxation; and

5.1.3	by the amount by which any reserves or provisions in the last Accounts are found to be in excess of the amounts actually required in respect of the matters for which provisions or reserves were made, and any reduction in the amount of liability under this paragraph 5 shall be taken into account for the purpose of ascertaining the amount of the loss sustained in connection with the financial limits referred to in paragraph 2 of this Schedule 12.

6	Exclusion of Liability

The Warrantors shall not be under any liability whatsoever for any Claim:-

6.1
to the extent that the Claim arises by reason of any change in law or any increase or alteration in the rates, incidence, imposition or extent of Taxation or any change in legislation or the withdrawal of any generally published extra statutory concession previously made by the Inland Revenue (in each case announced and coming into force after the date of this Agreement); or

6.2
to the extent that the Claim arises as a result of a voluntary act, omission or transaction of the Company or the Buyer carried out after Completion otherwise than in the ordinary course of business or pursuant to a legally binding obligation of the Company created on or before Completion; or

6.3	in respect of any matter or thing to the extent that the same is provided for or reserved in the Completion Accounts or Deferred Consideration Accounts;

6.4
to the extent that the Claim would not have arisen but for any change after Completion in the bases on which the Accounts were prepared and / or unless such policies or practices adopted in the preparation of the Accounts are changed because of a change in the UK GAAP.

7	Insurance Cover

If in respect of any matter which would otherwise give rise to a breach of the Warranties, the Buyer or the Company is entitled to claim under any policy of insurance the amount of insurance monies to which the Buyer or the Company recovers shall reduce pro tanto or extinguish the claim for breach of Warranties.

8	Mitigation

Nothing contained herein shall be deemed to relieve the Buyer of its obligation to mitigate its loss in respect of any Warranty Claim.

9	Notification / Payment of Warranty Claims

9.1	The Buyer shall (in the manner specified in paragraph 3.1 of this Schedule 12) notify the Warrantors of any Warranty Claim within 60 business days of the Buyer becoming aware of the same.

9.2	If any matter or circumstance which my give rise to a Warranty Claim comes to the attention of the Company or the Buyer, the Buyer shall (without prejudice to paragraph 3.2):-

9.2.1
ensure that no admission of liability or agreement or compromise in relation to the matter or circumstance is made without the written consent of the Warrantors (not to be unreasonably withheld or delayed) provided that nothing in this clause shall require the Buyer to take any action which it reasonably considers likely to adversely affect its or the Company’s relationships with its customers or suppliers or to result in the Buyer incurring any expenditure which the Warrantors have not agreed to reimburse to the Buyer or the Company;

9.2.2
give the professional advisers of the Warrantors access to the employees or officers of the Company as they may reasonably request, and afford it any opportunity they request to examine any relevant accounts, documents records and other things in the possession or control of the Company to enable the Warrantors to give their consent pursuant to paragraph 9.2.1 above specifically for the purpose of avoiding, disputing, resisting, appealing, compromising or contesting any such liability;

9.2.3
subject to the Buyer being indemnified to its reasonable satisfaction, take reasonable steps to avoid, dispute, resist, appeal, compromise or defend any matter which may otherwise result in a Warranty Claim provided that neither the Buyer nor the Company shall be required to take any such steps if in the Buyer’s opinion that step may damage the goodwill of the Company and / or the Buyer.

10	Buyer’s Rights

10.1
The Buyer acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than the Warranties and the Buyer warrants that it is not aware of any fact matter or circumstance which would allow it to make a Claim.

10.2
By way of confirmation, the Buyer agrees that it shall have no right to rescind this Agreement after Completion by reason of any Tax Claim (save in the case of fraudulent misrepresentation) and that the Buyer’s remedy in respect of any Tax Claim shall be to receive payment in accordance with the terms of this Agreement.

11	General

11.1	The Buyer shall procure that the Company complies with the provisions of this Schedule 12 (as applicable).

11.2	If the Buyer is entitled to make a Claim in respect of the same act, event or default both under the Warranties and under the Tax Covenant, the Buyer shall Claim first under the Tax Covenant

If in respect of any Claim, the liability of the Warrantors or the Company is contingent the Warrantors shall not be under any obligation to make any payment to the Buyer (or the Company) until such time as the contingent liability ceases to be contingent and becomes actual provided that the provision of clause 3.2 shall not apply to such claim whilst such liability remains contingent.

EXECUTED AS A DEED by	)
COLIN RICHARD PEGRUM in the	)
Presence of:	)

W	Signature
I	Name
T	Address
N
E
S
S	Occupation

EXECUTED AS A DEED by	)
BARRY GRANVILLE BROOKES in	)
the presence of:

W	Signature
I	Name
T	Address
N
E
S
S	Occupation

EXECUTED AS A DEED by	)
LAWRENCE LUCIAN SHORT	)
in the presence of:

W	Signature
I	Name
T	Address
N
E
S
S	Occupation

EXECUTED AS A DEED by	)
JENNIFER PEGRUM	)
in the presence of:	)

W	Signature
I	Name
T	Address
N
E
S
S	Occupation

EXECUTED AS A DEED by	)
JANICE BROOKES	)
In the presence of:

W	Signature
I	Name
T	Address
N
E
S
S	Occupation

EXECUTED AS A DEED by	)
ELIZABETH SHORT	)
In the presence of:

W	Signature
I	Name
T	Address
N
E
S
S	Occupation

EXECUTED AS A DEED	)
For on behalf of:	)
CODA OCTOPUS (UK)
HOLDINGS LIMITED

Acting by:
Director

Director/Secretary

EXECUTED AS A DEED	)
For on behalf of:	)
CODA OCTOPUS GROUP, Inc

Acting by:
Director

Director/Secretary